--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER


                                    BETWEEN


                      EQUITY RESIDENTIAL PROPERTIES TRUST

                                      AND


                      WELLSFORD RESIDENTIAL PROPERTY TRUST


                          Dated as of January 16, 1997



--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

ARTICLE                                                                     PAGE
-------                                                                     ----
1    THE MERGER.............................................................   2
     1.1   The Merger.......................................................   2
     1.2   Newco Transactions...............................................   2
     1.3   Closing..........................................................   3
     1.4   Effective Time...................................................   3
     1.5   Amendments and Restatements of Wellsford's Declaration of Trust..   3
     1.6   Amendment and Restatement of Wellsford's Bylaws..................   3
     1.7   Trustees.........................................................   3
     1.8   Effect on Shares of Beneficial Interest and Options..............   3
     1.9   Exchange Ratio...................................................   4
     1.10  Completion of Contribution Agreement.............................   4
     1.11  Reversal of Direction of Merger..................................   5
     1.12  Change in Number of Spin-Off Shares..............................   5

2    REPRESENTATIONS AND WARRANTIES OF Wellsford............................   6
     2.1   Organization, Standing and Power of Wellsford....................   6
     2.2   Wellsford Subsidiaries...........................................   6
     2.3   Capital Structure................................................   7
     2.4   Authority; Noncontravention; Consents............................   9
     2.5   SEC Documents; Financial Statements; Undisclosed Liabilities.....  10
     2.6   Absence of Certain Changes or Events.............................  11
     2.7   Litigation.......................................................  11
     2.8   Properties.......................................................  12
     2.9   Environmental Matters............................................  14
     2.10  Related Party Transactions.......................................  14
     2.11  Absence of Changes in Benefit Plans; ERISA Compliance............  14
     2.12  Employee Policies................................................  15
     2.13  Taxes............................................................  15
     2.14  No Payments to Employees, Officers, Trustees or Directors........  16
     2.15  Brokers; Schedule of Fees and Expenses...........................  16
     2.16  Compliance with Laws.............................................  17
     2.17  Contracts; Debt Instruments......................................  17
     2.18  Opinion of Financial Advisor.....................................  18
     2.19  State Takeover Statutes..........................................  18
     2.20  Registration Statement...........................................  18
     2.21  Development Properties...........................................  18
     2.22  EQR Shares of Beneficial Interest................................  18
     2.23  Investment Company Act of 1940...................................  18

ARTICLE                                                                     PAGE
-------                                                                     ----
     2.24  Intentionally Omitted............................................  18
     2.25  Definition of Knowledge of Wellsford.............................  18

3    REPRESENTATIONS AND WARRANTIES OF EQR..................................  19
     3.1   Organization, Standing and Power of EQR..........................  19
     3.2   Capital Structure................................................  19
     3.3   Organization, Standing and Power of ERP
           Operating Partnership............................................  20
     3.4   Capital Structure of ERP Operating Partnership...................  21
     3.5   Authority; Noncontravention; Consents............................  21
     3.6   SEC Documents; Financial Statements; Undisclosed Liabilities.....  22
     3.7   Absence of Certain Changes or Events.............................  23
     3.8   Litigation.......................................................  23
     3.9   Properties.......................................................  24
     3.10  Environmental Matters............................................  25
     3.11  Taxes............................................................  25
     3.12  Brokers; Schedule of Fees and Expenses...........................  26
     3.13  Compliance with Laws.............................................  26
     3.14  Contracts; Debt Instruments......................................  26
     3.15  Opinion of Financial Advisor.....................................  26
     3.16  State Takeover Statutes..........................................  26
     3.17  Registration Statement...........................................  27
     3.18  Wellsford Shares of Beneficial Interest..........................  27
     3.19  Intentionally Omitted............................................  27
     3.20  Investment Company Act of 1940...................................  27
     3.21  Definition of Knowledge of EQR...................................  27

4    COVENANTS..............................................................  27
     4.1   Acquisition Proposals............................................  27
     4.2   Conduct of Wellsford's Business Pending Merger...................  28
     4.3   Conduct of EQR's Business Pending Merger.........................  33
     4.4   Covenant of EQR..................................................  34
     4.5   Other Actions....................................................  34
     4.6   Filing of Certain Reports........................................  34

5    ADDITIONAL COVENANTS...................................................  34
     5.1   Preparation of the Registration Statement and the Proxy Statement;
           Wellsford Shareholders Meeting and EQR Shareholders Meeting......  34
     5.2   Access to Information: Confidentiality...........................  36
     5.3   Best Efforts; Notification.......................................  36
     5.4   Costs of Transaction.............................................  37
     5.5   Tax Treatment....................................................  37

ARTICLE                                                                     PAGE
-------                                                                     ----
     5.6   Public Announcements.............................................  37
     5.7   Listing..........................................................  37
     5.8   Letters of Accountants...........................................  38
     5.9   Transfer and Gains Taxes.........................................  38
     5.10  Benefit Plans and Other Employee Arrangements....................  38
     5.11  Indemnification..................................................  40
     5.12  Contribution Agreement...........................................  41
     5.13  Declaration of Dividends and Distributions.......................  41
     5.14  Consulting Agreements............................................  41
     5.15  Transfer of Management Company Shares............................  42
     5.16  Transfer of Wellsford Assets After Effective Time................  42
     5.17  Notices..........................................................  42
     5.18  Resignations.....................................................  42
     5.19  Third Party Management Agreements................................  42
     5.20  Repayment of Certain Indebtedness................................  43

6    CONDITIONS.............................................................  44
     6.1   Conditions to Each Party's Obligation to Effect the Merger.......  44
     6.2   Conditions to Obligations of EQR.................................  45
     6.3   Conditions to Obligations of Wellsford...........................  48

7    TERMINATION, AMENDMENT AND WAIVER......................................  50
     7.1   Termination......................................................  50
     7.2   Certain Fees and Expenses........................................  51
     7.3   Effect of Termination............................................  52
     7.4   Amendment........................................................  53
     7.5   Extension; Waiver................................................  53

8    GENERAL PROVISIONS.....................................................  53
     8.1   Nonsurvival of Representations and Warranties....................  53
     8.2   Notices..........................................................  53
     8.3   Interpretation...................................................  54
     8.4   Counterparts.....................................................  54
     8.5   Entire Agreement; No Third-Party Beneficiaries...................  55
     8.6   Governing Law....................................................  55
     8.7   Assignment.......................................................  55
     8.8   Enforcement......................................................  55
     8.9   Severability.....................................................  55
     8.10  Non-Recourse.....................................................  56

                                    EXHIBITS
                                    --------

Exhibit "A"  -    Articles of Merger
Exhibit "B"  -    Contribution Agreement
Exhibit "C"  -    Newco Stock Purchase Agreement
Exhibit "D"  -    Palomino Agreement
Exhibit "E"  -    Palomino Credit Enhancement Agreement
Exhibit "F"  -    Sonterra Right of First Offer Agreement
Exhibit "G"  -    Adjustment to Exchange Ratio
Exhibit "H"  -    Transaction Costs Agreement
Exhibit "I"  -    Retention Program Letter
Exhibit "J"  -    Key Executives
Exhibit "K"  -    Form of Consulting Agreement
Exhibit "L"  -    Form of Letter for EQR Tax Opinion
Exhibit "M"  -    Opinion of Counsel to Wellsford
Exhibit "N"  -    Form of Letter for Wellsford Tax Opinion
Exhibit "O"  -    Opinion of Counsel to EQR

                             INDEX OF DEFINED TERMS
                             ----------------------

DEFINED TERM                                        SECTION
------------                                        -------

Acquisition Proposal                                4.1(a)
Affiliate                                           2.10
Agreement                                           Preamble
Articles of Merger                                  Recital C
Average Closing Price                               1.9
Base Amount                                         7.2
Break-Up Expenses                                   7.2
Break-Up Fee                                        7.2
Break-Up Fee Tax Opinion                            7.2
Change in Control Share Grants                      2.3(b)
Closing                                             1.3
Closing Date                                        1.3
Code                                                Recital E
Commitment                                          4.2(q)
Confidentiality Agreement                           5.2
Contribution Agreement                              Recital D
Denver Lease                                        5.22
Department                                          1.4
Effective Time                                      1.4
employee benefit plan                               2.11(b)
Encumbrances                                        2.8(a)
EQR                                                 Preamble
EQR Common Shares                                   1.9
EQR Disclosure Letter                               Article 3
EQR Employee Share Plans                            3.2(a)
EQR Financial Statement Date                        3.7
EQR Material Adverse Change                         3.7
EQR Material Adverse Effect                         3.1
EQR Options                                         3.2(a)
EQR Preferred Shares                                3.2(a)
EQR Properties                                      3.9
EQR SEC Documents                                   3.6
EQR Series A Preferred Shares                       3.2(a)
EQR Series B Preferred Shares                       3.2(a)
EQR Series C Preferred Shares                       3.2(a)
EQR Shareholder Approvals                           3.5(a)
EQR Shareholders Meeting                            5.1(b)
EQR Subsidiaries                                    3.1



DEFINED TERM                                                  SECTION
-------------                                                 -------

EQR Units                                                     3.2(c)
ERISA                                                         2.11(b)
ERP Operating Partnership                                     1.2
ERP Operating Partnership Agreement                           3.2(a)
Exchange Act                                                  2.4(b)
Exchange Ratio                                                1.9
GAAP                                                          2.5
Governmental Entity                                           2.4(b)
Hazardous Materials                                           2.9
include, includes or including                                8.3
Indebtedness                                                  2.7(b)
Indemnified Parties                                           5.11(a)
IRS                                                           1.11
Laws                                                          2.4(b)
Liens                                                         2.2(b)
Management Corp.                                              5.15
Merger                                                        Recital B
New York Stock Exchange Composite Transactions                1.9
Newco                                                         Recital D
Newco Stock Purchase Agreement                                1.2(b)
NYSE                                                          2.4(b)
1940 Act                                                      2.23
Palomino Agreement                                            1.2(c)
Palomino Credit Enhancement Agreement                         1.2(d)
Palomino Development Agreements                               4.2(i)
Payor                                                         7.2
Person                                                        2.2(a)
Property Restrictions                                         2.8(a)
Proxy Statement                                               2.4(b)
Qualifying Income                                             7.2
Recipient                                                     7.2
Registration Statement                                        5.1(a)
REIT                                                          2.13(b)
REIT Requirements                                             7.2
Restricted Share Grants                                       2.3(b)
Retention Program                                             5.10(c)
Revolver Rate                                                 4.2
Retention Program Letter                                      5.10(c)
Schedule 5.10 Employees                                       5.10(c)
SEC                                                           2.4(b)
Securities Act                                                2.4(b)


DEFINED TERM                                                SECTION
-------------                                               -------

Share Loan and Acquisition Agreements                       2.3(b)
Shareholder Approvals                                       3.5(a)
Sonterra Right of First Offer Agreement                     1.2(e)
Spin-Off                                                    1.2
Springing Shares                                            2.3(b)
Subsidiary                                                  2.2(a)
Superior Acquisition Proposal                               4.1
Surviving Trust                                             1.1
Takeover Statute                                            2.19
Taxes                                                       2.13(a)
Third Party Management Agreements                           2.17(d)
Title 8                                                     1.1
to the Knowledge of EQR                                     3.21
to the Knowledge of Wellsford                               2.25
Transaction Costs Agreement                                 5.4
Transfer and Gains Taxes                                    5.9
Wellsford                                                   Preamble
Wellsford Benefit Plans                                     2.11(a)
Wellsford Common Shares                                     1.2(f)
Wellsford Disclosure Letter                                 Article 2
Wellsford Financial Statement Date                          2.6
Wellsford Material Adverse Change                           2.6
Wellsford Material Adverse Effect                           2.1
Wellsford Options                                           2.3(b)
Wellsford Properties                                        2.8(a)
Wellsford SEC Documents                                     2.5
Wellsford Series A Preferred Shares                         2.3(a)
Wellsford Series B Preferred Shares                         2.3(a)
Wellsford Shareholder Approvals                             2.4(a)
Wellsford Shareholder Meeting                               5.1(c)
Wellsford Subsidiaries                                      2.2
WPHC                                                        1.10
WPHC Non-Voting Shares                                      5.24
WPHC Voting Shares                                          5.24

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 16, 1997 by and between EQUITY RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust ("EQR"), and WELLSFORD RESIDENTIAL PROPERTY TRUST, a Maryland real estate investment trust ("Wellsford").

                                R E C I T A L S:
                                ---------------

     A. The Boards of Trustees of EQR and Wellsford deem it advisable and in the best interests of their respective shareholders, subject to the conditions and other provisions contained herein, that EQR acquire the assets and business of Wellsford and operate the business under the name "Equity Residential Properties Trust."

     B. The acquisition of the assets and business of Wellsford shall be effected by the merger of EQR and Wellsford (the "Merger").

     C. Upon the terms and conditions set forth herein, EQR and Wellsford shall execute Articles of Merger in substantially the form attached hereto as Exhibit "A" (the "Articles of Merger") and shall file such articles in accordance with Maryland law to effectuate the Merger.

     D. Immediately prior to the Merger, it is contemplated that Wellsford shall contribute certain of its assets to Wellsford Real Properties, Inc., a Maryland corporation ("Newco"), and that Newco shall assume certain obligations of Wellsford, all as provided in the Contribution and Distribution Agreement in substantially the form attached hereto as Exhibit "B" (the "Contribution Agreement").

     E. Immediately prior to the Merger, it is contemplated that Wellsford shall distribute to its common shareholders all the outstanding shares of Newco owned by it in a distribution subject to income tax under the Internal Revenue Code of 1986, as amended (the "Code").

     F. For federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

     G. EQR and Wellsford have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

     H. EQR and Wellsford desire to make certain representations, warranties and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                   ---------

                                   THE MERGER
                                   ----------

     1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"), EQR shall be merged with and into Wellsford, with Wellsford as the surviving real estate investment trust (the "Surviving Trust").

     1.2 NEWCO TRANSACTIONS. Wellsford, on January 8, 1997, formed Newco. Immediately prior to the time of effectiveness of the Merger:

          (a) Wellsford shall, and shall cause Newco to, execute and deliver the Contribution Agreement and consummate the transactions contemplated thereby;

          (b) EQR will cause ERP Operating Limited Partnership, an Illinois limited partnership of which EQR is the sole general partner (the "ERP Operating Partnership"), to execute and deliver, and Wellsford shall cause Newco to execute and deliver, the Common Stock and Preferred Stock Purchase Agreement in substantially the form annexed hereto as Exhibit "C" (the "Newco Stock Purchase Agreement");

          (c) EQR will cause ERP Operating Partnership to execute and deliver, and Wellsford shall cause Newco to execute and deliver, the Agreement Regarding Palomino Park in substantially the form annexed hereto as Exhibit "D" (the "Palomino Agreement");

          (d) EQR will cause ERP Operating Partnership to execute and deliver, and Wellsford shall cause Newco to execute and deliver, the Credit Enhancement Agreement in substantially the form annexed hereto as Exhibit "E" (the "Palomino Credit Enhancement Agreement");

          (e) EQR will cause ERP Operating Partnership to execute and deliver, and Wellsford shall cause Newco to execute and deliver, the Sonterra Right of First Offer Agreement in substantially the form annexed hereto as Exhibit "F" (the "Sonterra Right of First Offer Agreement"); and

          (f) Wellsford will distribute to its common shareholders, as a distribution taxable under Code Section 301, all the outstanding shares of Newco owned by Wellsford as further described in the Contribution Agreement, so that each holder of common shares of beneficial interest of Wellsford, $0.01 par value per share ("Wellsford Common Shares"), receives one common share of Newco for each Wellsford Common Share held by such holder

(such transactions being referred to collectively as the "Spin-Off"). Immediately after the Effective Time (as defined below), the transactions contemplated by the Newco Stock Purchase Agreement, the Palomino Agreement and the Palomino Credit Enhancement Agreement which are to occur on the Closing Date (as defined below) shall be consummated.

     1.3 CLOSING. The closing of the Merger ("Closing") will take place at 10:00 a.m. on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article 6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois 60601, unless another date or place is agreed to in writing by the parties.

     1.4 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, the parties shall execute and file the Articles of Merger, executed in accordance with Title 8, with the State Department of Assessments and Taxation of Maryland (the "Department"), and shall make all other filings and recordings required under Title 8. The Merger shall become effective ("Effective Time") at such time as the Department accepts the Articles of Merger for record, or at such time as EQR and Wellsford shall agree should be specified in the Articles of Merger (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the Department). Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

     1.5 AMENDMENTS AND RESTATEMENTS OF WELLSFORD'S DECLARATION OF TRUST. The Amended and Restated Declaration of Trust, as amended, of Wellsford shall be amended and restated at the Effective Time as provided in the Articles of Merger.

     1.6 AMENDMENT AND RESTATEMENT OF WELLSFORD'S BYLAWS. From and after the Effective Time, the Bylaws of the Surviving Trust shall be the Bylaws of EQR as in effect immediately prior to the Merger, until further amended or restated in accordance therewith and Title 8.

     1.7 TRUSTEES. The trustees of the Surviving Trust shall be the persons named in the Articles of Merger, each of whom shall serve for the term specified in the Articles of Merger.

     1.8 EFFECT ON SHARES OF BENEFICIAL INTEREST AND OPTIONS. The effect of the Merger on the shares of beneficial interest, options to purchase shares of beneficial interest and restricted share awards of each of EQR and Wellsford shall be as provided in the Articles of Merger.

     1.9 EXCHANGE RATIO. The exchange ratio to be set forth in the Articles of Merger ("Exchange Ratio") shall be 0.625 of a common share of beneficial interest of the Surviving Trust, $0.01 par value per share, for each Wellsford Common Share outstanding immediately prior to the Effective Time. In the event that the Average Closing Price (as defined below) is less than $40.00 per share, the Exchange Ratio shall be the rate per share specified in Exhibit "G" hereto. For the purposes of this Agreement, "Average Closing Price" shall mean the average of the daily closing prices of a common share of beneficial interest of EQR, $0.01 par value per share ("EQR Common Share"), reported as "New York Stock Exchange Composite Transactions" by The Wall Street Journal (Midwest Edition) during the consecutive twenty (20) trading day period ending at the end of the fifth (5th) trading day prior to the date which the proxy statements required by
Section 5.1 hereof are dated.

     1.10 COMPLETION OF CONTRIBUTION AGREEMENT. At the time the Contribution Agreement is executed, the parties shall complete the blank presently in the Contribution Agreement for the amount of Contribution Funds (as defined in the Contribution Agreement). The amount of the Contribution Funds shall be $13,355,600, adjusted as follows:

          (a) such amount shall be decreased by:

              (i) 80% of any cash (excluding loans) invested by Wellsford or any of its Subsidiaries in Wellsford Park Highlands Corp., a Colorado corporation ("WPHC"), and its Subsidiaries after September 30, 1996 and prior to the Spin-Off;

              (ii) 100% of any accrued interest on the Promissory Note dated June 28, 1996 made by Specified Properties VIII, L.P., a Texas limited partnership, to Wellsford remaining unpaid as of the Closing Date; and

              (iii) $2.50 for each share of Newco distributed to the
                    shareholders of Wellsford in the Spin-Off less than 17,104,359 shares; and

          (b) such amount shall be increased by:

              (i) 80% of the accrued interest on the Bonds (as defined in the Credit Enhancement Agreement) which remains unpaid as of the Closing Date;

              (ii) $2.50 for each share of Newco distributed to the shareholders of Wellsford in the Spin-Off in excess of 17,104,359 shares; and

          (iii) the amount, if any, provided for in Section 1(b) of the Transaction Costs Agreement (as defined in Section 5.4).

     1.11 REVERSAL OF DIRECTION OF MERGER. In order to allow counsel to opine that the Merger, for federal income tax purposes, will qualify as a tax-free reorganization within the meaning of the Code, the parties have agreed that EQR shall be merged into Wellsford and that Wellsford shall be the Surviving Trust. The parties will jointly file a request for a private letter ruling with the Internal Revenue Service ("IRS"), as soon as practicable after the date hereof, to obtain a private letter ruling from the IRS to the effect that a merger of Wellsford into EQR with EQR being the Surviving Trust will not adversely affect the tax-free nature of the reorganization. If such a private letter ruling is received or in the event the IRS publishes a revenue ruling or other published announcement (including the promulgation of a Treasury regulation) to the effect that, and counsel for the parties are reasonably willing to opine that, a merger of Wellsford into EQR with EQR being the Surviving Trust will not adversely affect the tax-free nature of the reorganization, the parties will amend this Agreement, the Articles of Merger and all other agreements as may be necessary or desirable solely for the purposes of providing for the merger of Wellsford into EQR with EQR being the Surviving Trust; provided, however, that such amendments shall not modify the substantive provisions or economic terms of this Agreement and the transactions contemplated hereby; and further provided that both the Merger and the merger of Wellsford into EQR with EQR being the Surviving Trust are submitted to and approved by the shareholders of EQR and Wellsford in the manner required by applicable law. Any such amendment may be made before or after the approval of the Merger by the respective shareholders of EQR and Wellsford. The costs and expenses of seeking and obtaining any private letter ruling as contemplated by this Section 1.11 shall be borne by EQR.

     Any conditions to the Merger set forth in Article 6 that would be satisfied but for the reversal of direction of the Merger shall be deemed satisfied.

     1.12  CHANGE IN NUMBER OF SPIN-OFF SHARES.  If for any reason
Wellsford shall determine to distribute in the Spin-Off less than one common share of Newco for each outstanding Wellsford Common Share, the parties will amend this Agreement and all other agreements contemplated hereby solely for the purpose of appropriately adjusting all numbers and dollar amounts which were based on one common share of Newco being distributed in the Spin-Off for each outstanding Wellsford Common Share.

                                 ARTICLE 2
                                 ---------

                  REPRESENTATIONS AND WARRANTIES OF WELLSFORD
                  -------------------------------------------

     Except as set forth in the letter of even date herewith signed by the Chairman of the Board or President of Wellsford in his capacity as such and delivered to EQR prior to the execution hereof (the "Wellsford Disclosure Letter"), Wellsford represents and warrants to EQR as follows:

     2.1 ORGANIZATION, STANDING AND POWER OF WELLSFORD. Wellsford is a real estate investment trust duly organized and validly existing under the laws of Maryland and has the requisite power and authority to carry on its business as now being conducted. Wellsford is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Wellsford and the Wellsford Subsidiaries (as defined below), taken as a whole (a "Wellsford Material Adverse Effect"). Wellsford has delivered to EQR complete and correct copies of its Amended and Restated Declaration of Trust (including all Articles Supplementary thereto) and Amended and Restated Bylaws, in each case, as amended to the date of this Agreement.

     2.2  WELLSFORD SUBSIDIARIES.

          (a) Schedule 2.2 to the Wellsford Disclosure Letter sets forth (i) each Subsidiary of Wellsford (the "Wellsford Subsidiaries"), (ii) the ownership interest therein of Wellsford, (iii) if not wholly-owned by Wellsford, the identity and ownership interest of other owners of such Wellsford Subsidiary, and (iv) each apartment community owned by such Subsidiary. As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns any of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (b) Except as set forth in Schedule 2.2 to the Wellsford Disclosure Letter, (i) all the outstanding shares of capital stock of each Wellsford Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by Wellsford or by another Wellsford Subsidiary, and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and (ii) all equity interests in each Wellsford Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Wellsford, by another Wellsford Subsidiary or by Wellsford and another Wellsford Subsidiary are owned free and clear of all Liens. Each Wellsford Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Wellsford Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Wellsford Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Wellsford Material Adverse Effect. Copies of the Articles of Incorporation, Bylaws, organization documents and partnership, joint venture and operating agreements of each Wellsford Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to EQR.

     2.3  CAPITAL STRUCTURE.

          (a) The authorized shares of beneficial interest of Wellsford consist of 100,000,000 shares of beneficial interest, of which 4,600,000 are Series A Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share ("Wellsford Series A Preferred Shares"), and 2,300,000 are Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share ("Wellsford Series B Preferred Shares"). On January 14, 1997, (i) 17,111,937 Wellsford Common Shares, 3,999,800 Wellsford Series A Preferred Shares and 2,300,000 Wellsford Series B Preferred Shares were issued and outstanding, (ii) 1,000,000 Wellsford Common Shares have been reserved for the Dividend Reinvestment and Share Purchase Plan of Wellsford, (iii) 979,325 Wellsford Common Shares were issuable upon exercise of outstanding options to purchase Wellsford Common Shares, (iv) 582,900 Wellsford Common Shares were reserved for issuance upon the exercise of options which may be granted under the 1992 Share Option Plan, (v) 750,000 Wellsford Common Shares were reserved for issuance under the Long-Term Management Incentive Plan of Wellsford, and
(vi) a sufficient number of Wellsford Common Shares were reserved for issuance to permit the conversion of the then outstanding Wellsford Series A Preferred Shares.

          (b) Set forth in Schedule 2.3 of the Wellsford Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Wellsford Common Shares granted under the 1992 Share Option Plan, Long-Term Management Incentive Plan, or any other formal or informal arrangement ("Wellsford Options"); (ii) each grant of Wellsford Common Shares to employees which are subject to any risk of forfeiture ("Restricted Share Grants"); (iii) any obligation of Wellsford to issue Wellsford Common Shares as a result of the transactions contemplated hereby ("Change in Control Share Grants"); and (iv) each loan made by Wellsford with respect to the purchase of Wellsford Common Shares which will be forgiven as a result of the transactions contemplated by this Agreement (the "Share Loan and

Acquisition Agreements"). The Restricted Share Grants are included in the number of outstanding Wellsford Common Shares set forth in Section 2.3(a). For each Wellsford Option held by the executive officers of Wellsford, Schedule 2.3 of the Wellsford Disclosure Letter sets forth the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under Section 422 of the Code, the number of Wellsford Common Shares subject to such option, the number of shares subject to options that are currently exercisable, the exercise price per share, those options granting reload options, and the number of such shares subject to share appreciation rights. For each option to purchase Wellsford Common Shares held by employees of Wellsford or any of the Wellsford Subsidiaries who are not executive officers of Wellsford, Schedule 2.3 to the Wellsford Disclosure Letter sets forth the name of the grantee, the date of the grant, the number of Wellsford Common Shares subject to such option and the exercise price per share. For each Restricted Share Grant, Schedule 2.3 of the Wellsford Disclosure Letter sets forth the name of the grantee, the date of the grant and the number of Wellsford Common Shares granted. For each Change in Control Share Grant, Schedule 2.3 to the Wellsford Disclosure Letter sets forth the aggregate number of Wellsford Common Shares to be issued immediately prior to the Spin-Off and the Merger. For each Share Loan and Acquisition Agreement,
Schedule 2.3 of the Wellsford Disclosure Letter sets forth the name of the borrower, the date of the loan, the aggregate principal amount of the loan, the number of shares originally pledged as security for each loan the number of shares that have been released from such pledge and the outstanding loan balance as of the date of the Wellsford Disclosure Letter. On the date of this Agreement, except as set forth in this Section 2.3 or Schedule 2.3 of the Wellsford Disclosure Letter, no shares of beneficial interest or other voting securities of Wellsford were issued, reserved for issuance, or outstanding.

          (c) All outstanding shares of beneficial interest of Wellsford are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, except that the shareholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by Wellsford. There are no bonds, debentures, notes or other indebtedness of Wellsford having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Wellsford may vote.

          (d) Except as set forth in this Section 2.3 or in Schedule 2.3 of the Wellsford Disclosure Letter, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Wellsford or any Wellsford Subsidiary is a party or by which such entity is bound, obligating Wellsford or any Wellsford Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of Wellsford or any Wellsford Subsidiary or obligating Wellsford or any Wellsford Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Wellsford or a Wellsford Subsidiary).

     2.4  AUTHORITY; NONCONTRAVENTION; CONSENTS.

          (a) Wellsford has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Merger (the "Wellsford Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which Wellsford is a party. The execution and delivery of this Agreement by Wellsford and the consummation by Wellsford of the transactions contemplated by this Agreement to which Wellsford is a party have been duly authorized by all necessary action on the part of Wellsford, subject to the Wellsford Shareholder Approvals. This Agreement has been duly executed and delivered by Wellsford and constitutes a valid and binding obligation of Wellsford, enforceable against Wellsford in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (b) Except as set forth in Schedule 2.4 to the Wellsford Disclosure Letter, the execution and delivery of this Agreement by Wellsford do not, and the consummation of the transactions contemplated by this Agreement to which Wellsford is a party and compliance by Wellsford with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Wellsford or any Wellsford Subsidiary under,
(i) the Amended and Restated Declaration of Trust or the Amended and Restated Bylaws of Wellsford or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Wellsford Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Wellsford or any Wellsford Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Wellsford or any Wellsford Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Wellsford Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Wellsford or any Wellsford Subsidiary in connection with the execution and delivery of this Agreement by Wellsford or the consummation by Wellsford of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a joint proxy statement relating to the approval by Wellsford's shareholders and EQR's shareholders of the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), (y) registration statements on appropriate forms under the Securities Act of 1933, as amended

(the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of listing applications with the New York Stock Exchange Inc. ("NYSE") with respect to the shares of beneficial interest of the Surviving Trust to be issued in the Merger, (iii) the filing of the Articles of Merger with the Department and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.4 to the Wellsford Disclosure Letter, (B) as may be required under (y) federal, state or local environmental laws, or (z) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Wellsford from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Wellsford Material Adverse Effect.

          (c) For purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Wellsford confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its shareholders.

     2.5 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Wellsford has filed all required reports, schedules, forms, statements and other documents with the SEC since November 27, 1992 through the date hereof (the "Wellsford SEC Documents"). Schedule 2.5 of the Wellsford Disclosure Letter contains a complete list of all Wellsford SEC Documents filed by Wellsford with the SEC since January 1, 1996 and on or prior to the date of this Agreement.
All of the Wellsford SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Wellsford SEC Documents. None of the Wellsford SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Wellsford SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Wellsford included in the Wellsford SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Wellsford and the Wellsford Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Wellsford has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Wellsford SEC Documents or in
Schedule 2.5 to the Wellsford Disclosure Letter, neither Wellsford nor any of the Wellsford Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Wellsford or in the notes thereto and which, individually or in the aggregate, would have a Wellsford Material Adverse Effect. Management Corp. (as defined in Section 5.15) has assets of less than $1,000. On the date of this Agreement, Newco has no material assets.

     2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Wellsford SEC Documents or the Wellsford Disclosure Letter, since the date of the most recent audited financial statements included in Wellsford SEC Documents (the "Wellsford Financial Statement Date") Wellsford and the Wellsford Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Wellsford and the Wellsford Subsidiaries taken as a whole (a "Wellsford Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Wellsford Material Adverse Change, (b) except for regular quarterly distributions (in the case of Wellsford) not in excess of $0.485 per Wellsford Common Share, $0.4375 per Wellsford Series A Preferred Share, and $0.603125 per Wellsford Series B Preferred Share, in each case with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Wellsford's shares of beneficial interest, (c) any split, combination or reclassification of any of Wellsford's shares of beneficial interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Wellsford Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Wellsford Material Adverse Effect or (e) any change in accounting methods, principles or practices by Wellsford or any Wellsford Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Wellsford SEC Documents or required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Wellsford and any officer or trustee of Wellsford. There are no distributions in arrears which have been scheduled for payment or unpaid distributions with respect to the Wellsford Series A Preferred Shares and Wellsford Series B Preferred Shares.

     2.7  LITIGATION.  Except as disclosed in the Wellsford SEC Documents or in
Schedule 2.7 to the Wellsford Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Wellsford and the Wellsford Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of Wellsford, threatened in writing against or affecting Wellsford or any Wellsford Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Wellsford Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Wellsford or any Wellsford Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, Schedule 2.7 to the Wellsford Disclosure Letter sets forth each and every uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Wellsford, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim.

     2.8  PROPERTIES.

          (a) Except as provided in Schedule 2.8 of the Wellsford Disclosure Letter, Wellsford or the Wellsford Subsidiary set forth on Schedule 2.2 of the Wellsford Disclosure Letter owns fee simple title to each of the real properties identified in Schedule 2.8 of the Wellsford Disclosure Letter (the "Wellsford Properties"), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"). Except as set forth in Schedule
2.2 or Schedule 2.8 of the Wellsford Disclosure Letter, no other Person has any ownership interest in any of the Wellsford Properties, and any such ownership interest so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the Wellsford Properties subject thereto or affected thereby. The Wellsford Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in the Wellsford Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they does not materially adversely affect the current use of any Wellsford Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to EQR and listed in the Wellsford Disclosure Letter), which Encumbrances and Property Restrictions, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of the Wellsford Properties subject thereto or affected thereby, and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Wellsford Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Wellsford and the Wellsford Subsidiaries. Except as provided in Schedule 2.8 of the Wellsford Disclosure Letter, no portion of any of the Wellsford Properties is located in a flood zone area "V".

          (b) Except as provided in Schedule 2.8 of the Wellsford Disclosure Letter, valid policies of title insurance have been issued insuring Wellsford's or the applicable Wellsford Subsidiaries' fee simple title to the Wellsford Properties in amounts at least equal to the purchase price thereof paid by Wellsford therefor, subject only to the matters disclosed above and on the Wellsford Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy.

          (c) Except as provided in Schedule 2.8 of the Wellsford Disclosure Letter, Wellsford has no Knowledge (as defined in Section 2.25) (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Wellsford Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Wellsford Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Wellsford Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the Wellsford Properties issued by any governmental authority; (iii) of any material structural defects relating to any Wellsford Property which costs more than $100,000 to repair; (iv) of any Wellsford Property whose building systems are not in working order in any material respect and costs more than $100,000 to repair; (v) of any physical damage to any Wellsford Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration; (vi) of any current renovation or uninsured restoration to any Wellsford Property the cost of which exceeds $100,000; or (vii) of items referred to in Section 2.8(c)(iii)-(vi) which aggregate for Wellsford and its Subsidiaries more than $5,000,000.

          (d) Neither Wellsford nor any of the Wellsford Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Wellsford Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Wellsford Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by Wellsford or the Wellsford Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Wellsford Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and Wellsford has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

          (e) Except as set forth in Schedule 2.8 of the Wellsford Disclosure Letter, all of the Wellsford Properties are managed by Wellsford or a wholly-owned Wellsford Subsidiary.

          2.9 ENVIRONMENTAL MATTERS. None of Wellsford, any of the Wellsford Subsidiaries or, to Wellsford's Knowledge, any other Person has caused or permitted (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Wellsford Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Wellsford Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Wellsford Material Adverse Effect; and in connection with the construction on or operation and use of the Wellsford Properties, Wellsford and the Wellsford Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except to the extent such failure to comply, individually or in the aggregate, would not have a Wellsford Material Adverse Effect.

          2.10 RELATED PARTY TRANSACTIONS. Set forth in Schedule 2.10 of the Wellsford Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Wellsford or any of the Wellsford Subsidiaries with
(a) any consultant, (b) any person who is an officer, trustee, director or Affiliate (as defined below) of Wellsford or any of the Wellsford Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (c) any person who acquired Wellsford Common Shares in a private placement, except those of a type available to Wellsford employees generally. Such documents, copies of all of which have previously been delivered or made available to EQR, are listed in Schedule 2.10 of the Wellsford Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

     2.11  ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

          (a) Except as disclosed in the Wellsford SEC Documents or in Schedule
2.11 to the Wellsford Disclosure Letter and except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Wellsford SEC Documents, there has not been any adoption or amendment in any respect by Wellsford or any Wellsford Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Wellsford, any Wellsford Subsidiary, or any person Affiliated with Wellsford under Section 414 (b), (c), (m) or (o) of the Code (collectively, "Wellsford Benefit Plans").

          (b) Except as described in the Wellsford SEC Documents or in Schedule
2.11 to the Wellsford Disclosure Letter, (i) all Wellsford Benefit Plans of Wellsford and the Wellsford Subsidiaries, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in compliance in all material respects with all applicable requirements of law, including but not limited to ERISA and the Code, and (ii) neither Wellsford nor any Wellsford Subsidiary has any material liabilities or obligations with respect to any such Wellsford Benefit Plan, whether accrued, contingent or otherwise. Except as set forth in Schedule 2.11 to the Wellsford Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Wellsford Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, trustee or director. The only severance agreements or severance policies applicable to employees of Wellsford or any of the Wellsford Subsidiaries are the agreements and policies specifically referred to in
Schedule 2.11 to the Wellsford Disclosure Letter and the severance program referred to in Section 5.10(c).

     2.12  EMPLOYEE POLICIES.  Schedule 2.12 of the Wellsford Disclosure
Letter lists the employee handbooks of Wellsford and each of the Wellsford Subsidiaries currently in effect. A copy of each such employee handbook has previously been made available to EQR. Except as set forth in Schedule 2.12 of the Wellsford Disclosure Letter, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of Wellsford and the Wellsford Subsidiaries.

     2.13  TAXES.

          (a) Each of Wellsford and the Wellsford Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or Wellsford has paid on its behalf) all Taxes (as defined below) shown on such returns and reports as required to be paid by it except (i) as set forth in Schedule 2.13 of the Wellsford Disclosure Letter, or (ii) real estate taxes that are being contested in good faith by appropriate proceedings and for which Wellsford or the applicable Wellsford Subsidiary shall have set aside on its books adequate reserves. The most recent audited financial statements contained in the Wellsford SEC Documents reflect an adequate reserve for all material Taxes payable by Wellsford and the Wellsford Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Wellsford Financial Statement Date, Wellsford has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Wellsford nor any Wellsford Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon

Wellsford. To the Knowledge of Wellsford, no deficiencies for any Taxes have been proposed, asserted or assessed against Wellsford or any of the Wellsford Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

          (b) Wellsford (i) for all taxable years commencing with 1993 through the most recent December 31, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1997, and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by the tenants of the Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2)(C) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and to Wellsford's Knowledge, no such challenge is pending or threatened. Each Wellsford Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation, and (ii) has not since its formation owned any assets (including, without limitation, securities) that would cause Wellsford to violate Section 856(b)(5) of the Code. Each Wellsford Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under
Section 856(i) of the Code.

     2.14 NO PAYMENTS TO EMPLOYEES, OFFICERS, TRUSTEES OR DIRECTORS. Set forth in Exhibit "J" to this Agreement (and the Exhibits referenced therein) and
Schedule 2.3 of the Wellsford Disclosure Letter is a true and complete list of all cash and non-cash payments which will become payable to each employee, officer, trustee or director of Wellsford or any Wellsford Subsidiary as a result of the Spin-Off and Merger. Except as described in Exhibit "J" to this Agreement (and the Exhibits referenced therein) and in Schedule 2.3 to the Wellsford Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer, trustee or director of Wellsford or any Wellsford Subsidiary.

     2.15 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. and William Cockrum, the fees and expenses of which have previously been disclosed to EQR, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Wellsford or any Wellsford Subsidiary.

     2.16 COMPLIANCE WITH LAWS. Except as disclosed in the Wellsford SEC Documents, neither Wellsford nor any of the Wellsford Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have a Wellsford Material Adverse Effect.

     2.17  CONTRACTS; DEBT INSTRUMENTS.

          (a) Neither Wellsford nor any Wellsford Subsidiary has received a written notice that Wellsford or any Wellsford Subsidiary is in violation of or in default under (nor to the Knowledge of Wellsford does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 2.17 to the Wellsford Disclosure Letter, nor to the Knowledge of Wellsford does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Wellsford Material Adverse Effect.

          (b) Except for any of the following expressly identified in Wellsford SEC Documents, Schedule 2.17 to the Wellsford Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any indebtedness of Wellsford or any of Wellsford Subsidiaries, other than indebtedness payable to Wellsford or a Wellsford Subsidiary, in an aggregate principal amount in excess of $250,000 per item is outstanding or may be incurred. For purposes of this
Section 2.17, "Indebtedness" shall mean, with respect to any Person, without duplication, (A) all indebtedness of such person for borrowed money, whether secured or unsecured, (B) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (C) all capitalized lease obligations of such person, (D) all obligations of such person under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (E) all guarantees of such person of any such indebtedness of any other person.

          (c) To the extent not set forth in response to the requirements of Paragraph 2.17(b), Schedule 2.17 to the Wellsford Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Wellsford or any Wellsford Subsidiary is a party or an obligor with respect thereto.

          (d) Neither Wellsford nor any of the Wellsford Subsidiaries is a party to any agreement relating to the management of any of the Wellsford Properties by any Person other than a wholly-owned Wellsford Subsidiary, except the agreements described in Schedule 2.17 to the Wellsford Disclosure Letter (the "Third Party Management Agreements"). True and complete copies of the Third Party Management Agreements have previously been furnished to EQR.

     2.18 OPINION OF FINANCIAL ADVISOR. Wellsford has received the opinion of Merrill Lynch & Co., dated January 16, 1997, satisfactory to Wellsford, a signed copy of which has been provided to EQR, to the effect that the proposed consideration to be received by the holders of common shares of beneficial interest of Wellsford pursuant to the Merger and Spin-Off is fair to such holders from a financial point of view.

     2.19 STATE TAKEOVER STATUTES. Wellsford has taken all action necessary to exempt the transactions contemplated by this Agreement between EQR and Wellsford and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

     2.20 REGISTRATION STATEMENT. The information relating to Wellsford and the Wellsford Subsidiaries included in the Registration Statement (as defined in Section 5.1) will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.21 DEVELOPMENT PROPERTIES. Schedule 2.21 of the Wellsford Disclosure Letter lists all agreements entered into by Wellsford or any of the Wellsford Subsidiaries relating to the development or construction of, or additions or expansions to, any real properties which are currently in effect and under which Wellsford or any of the Wellsford Subsidiaries currently has, or expects to incur, an obligation in excess of $250,000. True and correct copies of such agreements have previously been delivered or made available to EQR.

     2.22 EQR SHARES OF BENEFICIAL INTEREST. Neither Wellsford nor any of Wellsford Subsidiaries owns any shares of beneficial interest of EQR or other securities convertible into shares of beneficial interest of EQR.

     2.23 INVESTMENT COMPANY ACT OF 1940. Neither Wellsford nor any of Wellsford Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     2.24  INTENTIONALLY OMITTED.

     2.25 DEFINITION OF KNOWLEDGE OF WELLSFORD. As used in this Agreement, the phrase "to the Knowledge of Wellsford" (or words of similar import) means the knowledge of those individuals identified in Schedule 2.25 of the Wellsford Disclosure Letter.

                                   ARTICLE 3
                                   ---------

                     REPRESENTATIONS AND WARRANTIES OF EQR
                     -------------------------------------

     Except as set forth in the letter of even date herewith signed by the President of EQR and delivered to Wellsford prior to the execution hereof (the "EQR Disclosure Letter"), EQR represents and warrants to Wellsford as follows:

     3.1 ORGANIZATION, STANDING AND POWER OF EQR. EQR is a real estate investment trust duly organized and validly existing under the laws of Maryland and has the requisite power and authority to carry on its business as now being conducted. EQR is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of EQR and the Subsidiaries of EQR ("EQR Subsidiaries"), taken as a whole ("EQR Material Adverse Effect"). EQR has delivered to Wellsford complete and correct copies of its Amended and Restated Declaration of Trust and Amended and Restated Bylaws as amended or supplemented to the date of this Agreement.

     3.2  CAPITAL STRUCTURE.

          (a) The authorized shares of beneficial interest of EQR consist of 100,000,000 EQR Common Shares, and 10,000,000 preferred shares of beneficial interest ("EQR Preferred Shares"), of which 6,120,000 EQR Preferred Shares have been designated as 9-3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the "EQR Series A Preferred Shares"), 500,000 EQR Preferred Shares have been designated as 9-1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, that are represented by 5,000,000 depository shares (the "EQR Series B Preferred Shares"), and 460,000 EQR Preferred Shares have been designated as 9-1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, that are represented by 4,600,000 depository shares (the "EQR Series C Preferred Shares"). As of January 14, 1997, (a) 51,155,813 EQR Common Shares, 6,120,000 EQR Series A Preferred Shares, 500,000 EQR Series B Preferred Shares (represented by 5,000,000 depositary shares) and 460,000 EQR Series C Preferred Shares (represented by 4,600,000 depositary shares) were outstanding, (b) 960,542 EQR Common Shares were available for issuance under EQR's 1996 Non-Qualified Employee Share Purchase Plan (the "EQR Employee Share Plans"), (c) 2,328,715 EQR Common Shares were issuable upon exercise of outstanding share options (the "EQR Options") to purchase EQR Common Shares, and 975,353 EQR Common Shares were available for grant, under EQR's Second Amended and Restated 1993 Share Option and Share Award Plan (the "Employee Share Award and Option Plan"), (d) 21,541 EQR Common Shares are restricted and subject to forfeiture, and (e) 7,857,933 EQR Common Shares were reserved for issuance upon exchange of EQR Units (as defined below) for EQR Common Shares pursuant to the Fourth Amended and Restated Agreement of Limited Partnership (the "ERP Operating Partnership Agreement") of the ERP Operating Partnership.
On January 14, 1997, except as set forth in this Section 3.2, no shares of beneficial interest or other voting securities of EQR were issued, reserved for issuance or outstanding.

          (b) All outstanding shares of beneficial interest of EQR are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, except that the shareholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by EQR. There are no bonds, debentures, notes or other indebtedness of EQR having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of EQR may vote.

          (c) Except (i) for the EQR Options, (ii) for the units ("EQR Units") of partnership interest held by partners in the ERP Operating Partnership (which, subject to certain restrictions, may be exchanged by the holders thereof for either EQR Common Shares on a one-for-one basis or, at EQR's option, cash), as are disclosed in Schedule 3.2 to the EQR Disclosure Letter or (iii) as set forth in Schedule 3.2 to the EQR Disclosure Letter, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which EQR or any EQR Subsidiary is a party or by which such entity is bound, obligating EQR or any EQR Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of EQR or of any EQR Subsidiary or obligating EQR or any EQR Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to EQR or an EQR Subsidiary). Except as set forth on Schedule 3.2 to the EQR Disclosure Letter or as required under the ERP Operating Partnership Agreement, there are no outstanding contractual obligations of EQR or any EQR Subsidiary to repurchase, redeem or otherwise acquire any shares of beneficial interest of EQR or any capital stock, voting securities, or other ownership interests in any EQR Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than an EQR Subsidiary).

          (d) EQR owns all of its partnership interests in ERP Operating Partnership free and clear of all Liens.

     3.3 ORGANIZATION, STANDING AND POWER OF ERP OPERATING PARTNERSHIP. ERP Operating Partnership is a limited partnership duly organized and validly existing under the laws of Illinois and has the requisite power and authority to carry on its business as now being conducted. ERP Operating Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have an EQR Material Adverse Effect. EQR has delivered to Wellsford complete and correct copies of its Fourth Amended and Restated Agreement of Limited Partnership as amended or supplemented to the date of this Agreement.

     3.4 CAPITAL STRUCTURE OF ERP OPERATING PARTNERSHIP. As of January 14, 1997, the number of outstanding units of partnership interest in ERP Operating Partnership consists of (a) 51,155,813 units of general partnership interest,
(b) 7,857,933 units of limited partnership interest, (c) 6,120,000 9-3/8% Series A Cumulative Redeemable Preference Units, (d) 500,000 9-1/8% Series B Cumulative Redeemable Preference Units, and (e) 460,000 9-1/8% Series C Cumulative Redeemable Preference Units. Except for the units of limited partnership interest, all of the units of partnership interest in ERP Operating Partnership are owned by EQR free and clear of all Liens.

     3.5  AUTHORITY; NONCONTRAVENTION; CONSENTS.

          (a) EQR has the requisite power and authority to enter into this Agreement, and subject to the requisite shareholder approval of the Merger (the "EQR Shareholder Approvals" and, together with the Wellsford Shareholder Approvals, the "Shareholder Approvals") to consummate the transactions contemplated by this Agreement to which EQR is a party. The execution and delivery of this Agreement by EQR and the consummation by EQR of the transactions contemplated by this Agreement to which EQR is a party have been duly authorized by all necessary action on the part of EQR, subject to the EQR Shareholder Approvals. This Agreement has been duly executed and delivered by EQR and constitutes a valid and binding obligation of EQR, enforceable against EQR in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (b) Except as set forth in Schedule 3.5 to the EQR Disclosure Letter, the execution and delivery of this Agreement by EQR do not, and the consummation of the transactions contemplated by this Agreement to which EQR is a party and compliance by EQR with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EQR or any EQR Subsidiary under, (i) the Amended and Restated Declaration of Trust or Amended and Restated Bylaws of EQR or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other EQR Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to EQR or any EQR Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to EQR or any EQR

Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have an EQR Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to EQR or any EQR Subsidiary in connection with the execution and delivery of this Agreement or the consummation by EQR of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Proxy Statement and (y) such reports under Section 13 (a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with the Department, (iii) such filings as may be required in connection with the payment of any transfer and gains taxes and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5 to the EQR Disclosure Letter or (B) as may be required under (x) federal, state or local environmental laws or (y) the securities laws of the State of Maryland or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent EQR from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, an EQR Material Adverse Effect.

          (c) For purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, EQR confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its shareholders.

     3.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. EQR and ERP Operating Partnership have filed all required reports, schedules, forms, statements and other documents with the SEC since August 18, 1993 through the date hereof (the "EQR SEC Documents"). Schedule 3.6 of the EQR Disclosure Letter contains a complete list of all EQR SEC Documents filed by EQR under the Exchange Act since January 1, 1996 and on or prior to the date of this Agreement. All of the EQR SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such EQR SEC Documents. None of the EQR SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later EQR SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of EQR and the EQR Subsidiaries included in the EQR SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of EQR and the EQR Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth in the EQR SEC Documents or in Schedule
3.6 to the EQR Disclosure Letter, neither EQR nor any EQR Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of EQR or in the notes thereto and which, individually or in the aggregate, would have an EQR Material Adverse Effect.

     3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the EQR SEC Documents or in Section 3.7 to the EQR Disclosure Letter, since the date of the most recent audited financial statements included in the EQR SEC Documents (the "EQR Financial Statement Date"), EQR and the EQR Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of EQR and the EQR Subsidiaries taken as a whole (a "EQR Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an EQR Material Adverse Change, (b) except for regular quarterly distributions (in the case of EQR) not in excess of $.625 per EQR Common Share, $.5859 per EQR Series A Preferred Share, $5.703 per EQR Series B Preferred Share and $5.703 per EQR Series C Preferred Share, in each case subject to rounding adjustments as necessary and with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of EQR's shares of beneficial interest, (c) any split, combination or reclassification of any of EQR's shares of beneficial interest, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have an EQR Material Adverse Effect, or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by EQR or any EQR Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the EQR SEC Documents or required by a change in GAAP. EQR is not in default in the payment of distributions on the EQR Series A Preferred Shares, EQR Series B Preferred Shares or EQR Series C Preferred Shares.

     3.8  LITIGATION.  Except as disclosed in the EQR SEC Documents or in
Schedule 3.8 to the EQR Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of EQR and the EQR Subsidiaries (a) which are covered by adequate insurance, or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of EQR, threatened in writing against or affecting EQR or any EQR Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have an EQR Material Adverse Effect, or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EQR or any EQR Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     3.9  PROPERTIES.

          (a) EQR or one of the EQR Subsidiaries owns fee simple title to each of the real properties listed in the EQR SEC Filings as owned by it (the "EQR Properties"), except where the failure to own such title would not have an EQR Material Adverse Effect.

          (b) The EQR Properties are not subject to any Encumbrances or Property Restrictions which could cause an EQR Material Adverse Affect.

          (c) Valid policies of title insurance have been issued insuring EQR's or the applicable EQR Subsidiaries' fee simple title to the EQR Properties in amounts at least equal to the purchase price thereof paid by EQR or the applicable EQR Subsidiaries therefor, except where the failure to obtain such title insurance would not have an EQR Material Adverse Effect.

          (d) EQR has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the EQR Properties where such failure would have an EQR Material Adverse Effect, or of any pending threat of modification or cancellation of any of the same which would have an EQR Material Adverse Effect,
(ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the EQR Properties issued by any governmental authorities which would have an EQR Material Adverse Effect, or (iii) of any structural defects relating to EQR Properties, EQR Properties whose building systems are not in working order, physical damage to any EQR Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration, except such structural defects, building systems not in working order, physical damage, renovation and restoration which, in the aggregate, would not have an EQR Material Adverse Effect.

          (e) Neither EQR nor any of the EQR Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the EQR Properties, or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the EQR Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, in the aggregate, would not have an EQR Material Adverse Effect.

          (f) All work to be performed, payments to be made and actions to be taken by EQR or the EQR Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any EQR Properties (e.g., Local Improvement District, Road

Improvement District, Environmental Mitigation), has been performed, paid or taken, as the case may be, except where the failure to do so would, in the aggregate, not have an EQR Material Adverse Effect, and EQR has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements which would have an EQR Material Adverse Effect.

     3.10 ENVIRONMENTAL MATTERS. None of EQR, any of the EQR Subsidiaries or, to EQR's Knowledge, any other Person has caused or permitted (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the EQR Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the EQR Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have an EQR Material Adverse Effect; and in connection with the construction on or operation and use of the EQR Properties, EQR and the EQR Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except to the extent such failure to comply, individually or in the aggregate, would not have an EQR Material Adverse Effect.

     3.11  TAXES.

          (a) Each of EQR and the EQR Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or EQR has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it except where the failure to file such tax returns or reports and failure to pay such Taxes would not have an EQR Material Adverse Effect. The most recent audited financial statements contained in the EQR SEC Documents reflect an adequate reserve for all material Taxes payable by EQR and the EQR Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the EQR Financial Statement Date, EQR has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither EQR nor any EQR Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon EQR. To the Knowledge of EQR, no deficiencies for any Taxes have been proposed, asserted or assessed against EQR or any of the EQR Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

          (b) EQR (i) for all taxable years commencing with 1993 through the most recent December 31, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1997, and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by tenants to the EQR Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2) of the Code, or
(B) otherwise result in a challenge to its status as a REIT, and to EQR's Knowledge, no such challenge is pending or threatened. Each EQR Subsidiary which is a partnership, joint venture or limited liability company has been treated since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation.

     3.12 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities, Inc., the fees and expenses of which have previously been disclosed to Wellsford and will be paid by EQR, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of EQR or any EQR Subsidiary.

     3.13 COMPLIANCE WITH LAWS. Except as disclosed in the EQR SEC Documents, neither EQR nor any of the EQR Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have an EQR Material Adverse Effect.

     3.14 CONTRACTS; DEBT INSTRUMENTS. Neither EQR nor any EQR Subsidiary has received a written notice that EQR or any EQR Subsidiary is in violation of or in default under (nor to the Knowledge of EQR does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of EQR does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not have an EQR Material Adverse Effect, except as set forth in Schedule 3.14 to the EQR Disclosure Letter.

     3.15 OPINION OF FINANCIAL ADVISOR. EQR has received the opinion of J. P. Morgan Securities, Inc., dated January 15, 1997, satisfactory to EQR, a signed copy of which has been provided to Wellsford, to the effect that the consideration to be paid by EQR in connection with the Merger is fair, from a financial point of view, to EQR.

     3.16 STATE TAKEOVER STATUTES. EQR has taken all action necessary to exempt transactions between EQR and Wellsford and its Affiliates from the operation of Takeover Statutes.

     3.17 REGISTRATION STATEMENT. The information with respect to EQR and the EQR Subsidiaries included in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.18 WELLSFORD SHARES OF BENEFICIAL INTEREST. Neither EQR nor any of the EQR Subsidiaries owns any shares of beneficial interest of Wellsford or other securities convertible into shares of beneficial interest of Wellsford.

     3.19  INTENTIONALLY OMITTED.

     3.20 INVESTMENT COMPANY ACT OF 1940. Neither EQR nor any of the EQR Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

     3.21 DEFINITION OF KNOWLEDGE OF EQR. As used in this Agreement, the phrase "to the Knowledge of EQR" (or words of similar import) means the knowledge of those individuals identified in Schedule 3.21 of the EQR Disclosure Letter.


                                   ARTICLE 4
                                   ---------

                                   COVENANTS
                                   ---------

     4.1 ACQUISITION PROPOSALS. Except as set forth in the Wellsford Disclosure Letter, prior to the Effective Time, Wellsford agrees that:

          (a) neither it nor any of the Wellsford Subsidiaries shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of, Wellsford or any of the Wellsford Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

          (b) it will use its best efforts not to permit any of its officers, trustees, employees, agents or financial advisors to engage in any of the activities described in Section 4.1(a);

          (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.1(b) of the obligations undertaken in this Section 4.1; and

          (d) it will notify EQR immediately if Wellsford receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Trustees of Wellsford from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) the Board of Trustees of Wellsford determines in good faith that such action is required for the Board of Trustees to comply with its duties to shareholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Wellsford provides written notice to EQR to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which Wellsford determined in good faith was required to be executed in order for the Board of Trustees to comply with its duties to shareholders imposed by law), Wellsford keeps EQR informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 4.1 shall (x) permit Wellsford to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit Wellsford to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Wellsford shall not enter into an agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)) or (z) affect any other obligation of Wellsford under this Agreement; provided, however, that the Board of Trustees of Wellsford may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Board of Trustees of Wellsford determines in good faith to be more favorable to Wellsford's shareholders from a financial point of view than the Merger and which the Board of Trustees of Wellsford determines is reasonably capable of being consummated.

     4.2 CONDUCT OF WELLSFORD'S BUSINESS PENDING MERGER. Prior to the Effective Time, except as (i) contemplated by this Agreement, (ii) necessary to accomplish the Spin-Off, (iii) disclosed in the Wellsford Disclosure Letter or Exhibit "J" or (iv) consented to in writing by EQR, Wellsford shall, and shall cause each of the Wellsford Subsidiaries to:

          (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore;

          (b) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

          (c) confer on a regular basis with one or more representatives of EQR to report operational matters of materiality and, subject to Section 4.1, any proposals to engage in material transactions;

          (d) promptly notify EQR of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (e) promptly deliver to EQR true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

          (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Wellsford notifies EQR that it is availing itself of such extensions and provided such extensions do not adversely affect Wellsford's status as a qualified REIT under the Code;

          (h) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve Wellsford's status as a REIT or the status of any Wellsford Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

          (i) not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness except for working capital under its revolving line(s) of credit, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate projects, except in the ordinary course of the multi-family apartment business, which shall include all activities necessary to proceed with the acquisition, ownership and construction of Phases I, II and III of the multi-family residential project in Douglas County, Colorado referred to as "Palomino Park" in accordance with the agreements in existence on the date of this Agreement and previously furnished to EQR (the "Palomino Development Agreements");

          (j) not amend its Amended and Restated Declaration of Trust, Articles or Certificate of Incorporation, Bylaws, code of regulations or partnership agreement or comparable charter or organizational document or the articles of incorporation, by-laws, partnership agreement, joint venture agreement or comparable charter or organization document of any Wellsford Subsidiary without EQR's prior written consent, which shall not be unreasonably withheld or delayed;

          (k) make no change in the number of shares of beneficial interest or capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 2.3 to the Wellsford Disclosure Letter and the issuance of shares and options described in Exhibit "J" to this Agreement, (ii) the conversion of Wellsford Series A Preferred Shares pursuant to the terms of the Articles Supplementary for the Wellsford Series A Preferred Shares, (iii) options to purchase Wellsford Common Shares which are issued, and (iv) the Dividend Reinvestment and Share Purchase Plan of Wellsford;

          (l) grant no options or other right or commitment relating to its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors;

          (m) except as provided in Section 5.13 hereof and in connection with the use of shares of beneficial interest of Wellsford to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its beneficial interest or capital stock, or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest, shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, shares of capital stock, membership interests, or units of partnership interest;

          (n) not sell, lease, mortgage, subject to Lien or otherwise dispose of any material part of its assets, individually or in the aggregate, except in the ordinary course of business;

          (o) not make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances and capital contributions to Wellsford Subsidiaries in existence on the date hereof (other than Newco and Subsidiaries of

     Newco), and (ii) loans to Newco and Subsidiaries of Newco bearing interest at a rate per annum equal to the rate of interest payable under the Second Amended and Restated Revolving Credit Agreement dated June 30, 1995 between Wellsford and First National Bank of Boston, as agent for itself and other banks ("Revolver Rate"), which loans to Newco and its Subsidiaries shall become due and payable in full on the Closing Date; provided the proceeds of such loans are not applied to activities which are not permitted under this Section 4.2;

          (p) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to EQR or incurred in the ordinary course of business consistent with past practice;

          (q) not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "Commitment") which may result in total payments or liability by or to it in excess of $1,000,000 or aggregate Commitments in excess of $5,000,000;

          (r) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than guarantees of indebtedness of Newco and Subsidiaries of Newco; provided, that on the Closing Date, the Surviving Trust is unconditionally and irrevocably released from any obligations with respect to such guarantees or the indebtedness so guaranteed is paid in full without the payment of any consideration by the Surviving Trust and its Subsidiaries;

          (s) not enter into any Commitment with any officer, trustee, consultant or Affiliate of Wellsford or any of the Wellsford Subsidiaries;

          (t) not increase any compensation or enter into or amend any employment agreement with any of its officers, directors or employees earning more than $50,000 per annum, other than waivers by employees of benefits under such agreements;

          (u) not adopt any new employee benefit plan or amend any existing plans or rights, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect;

          (v) not settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

          (w) not change the ownership of any of its Subsidiaries except pursuant to the Contribution Agreement on the Closing Date; and

          (x) not accept a promissory note in payment of the exercise price payable under any option to purchase Wellsford Common Shares.

For purposes of this Section 4.2 only, any contract, transaction or other event shall be deemed to be material if it would result or is expected to result in a net impact on Wellsford's consolidated income statement in excess of $1,000,000, or on Wellsford's consolidated balance sheet in excess of $1,000,000.

     Notwithstanding anything to the contrary herein contained, prior to the Effective Time, Newco and its Subsidiaries shall not be bound by the restrictions which would otherwise be applicable under Sections 4.2(a), (b),
(c), (d), (i), (j), (k), (l), (m)(ii), (n), (o), (p), (q), (r), (s), (t), (u),
or (w); provided, however, that in no event may Newco:

               (i) issue any of its shares to any Person other than Wellsford prior to the Spin-Off for less than fair value;

              (ii) take any action or fail to take any action which would reasonably be expected to result in the termination of or a challenge to Wellsford's status as a REIT within the meaning of Section 856 of the Code, or result in a Wellsford Material Adverse Effect;

             (iii) enter into any contract which creates or imposes any obligation on, or otherwise purports to bind, Wellsford or any of the other Wellsford Subsidiaries;

              (iv) take any action or omit to take any action which causes a default under any loan agreement to which Wellsford is a party;

               (v) amend its Articles of Incorporation or By-laws in any manner which is inconsistent with the provisions of the Newco Stock Purchase Agreement.

     Notwithstanding anything to the contrary herein contained, prior to the Effective Time, WPHC and its Subsidiaries may:

     (A) amend the existing operating agreements of the Subsidiaries of WPHC in a manner which is not adverse to the interests of WPHC in such Subsidiaries;

     (B) purchase the interest of Al Feld in the Subsidiaries of WPHC in accordance with the agreements granting such right in effect on the date of this Agreement and previously furnished to EQR; and

     (C) fulfill their respective obligations under the Palomino Development Agreements.

     4.3 CONDUCT OF EQR'S BUSINESS PENDING MERGER. Prior to the Effective Time, except as (i) contemplated by this Agreement, or (ii) consented to in writing by Wellsford, EQR shall, and shall cause each of the EQR Subsidiaries to:

          (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

          (b) confer on a regular basis with one or more representatives of Wellsford to report operational matters of materiality which would have an EQR Material Adverse Effect;

          (c) promptly notify Wellsford of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (d) promptly deliver to Wellsford true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (e) maintain its books and records in accordance with GAAP consistently applied; and

          (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities.

For purposes of this Section 4.3 only, an emergency, change, complaint, investigation or hearing shall be deemed material if it would reasonably be expected to have an EQR Material Adverse Effect.

     In addition, during the period beginning the day after the fifth (5th) trading day prior to the date which the proxy statements required by Section 5.1 hereof are dated and ending on (but including) the Closing Date, EQR will not
(a) issue any EQR Common Shares or other securities convertible into EQR Common Shares in any single transaction or series of transactions having an aggregate issuance price in excess of $250,000,000, or (b) announce any merger with or acquisition of all or substantially all the assets of another entity which has net assets in excess of $250,000,000.

     4.4 COVENANT OF EQR. If EQR enters into negotiations with another Person who has a class of equity securities registered under the Exchange Act regarding the acquisition of such Person (whether effected through a merger, consolidation, share exchange, tender offer or other form), then at least three
(3) business days prior to executing any definitive agreement with such Person with respect to such acquisition or making a tender offer for the shares or other ownership interests of such Person, EQR shall notify Wellsford of such transaction and consult with Wellsford with respect thereto, it being understood, however, that Wellsford shall have no approval rights with respect thereto.

     4.5 OTHER ACTIONS. Each of Wellsford on the one hand and EQR on the other hand shall not, and shall use commercially reasonable efforts to cause their Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.1, any of the conditions to the Merger set forth in
Article 6 not being satisfied.

     4.6 FILING OF CERTAIN REPORTS. The Surviving Trust shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Wellsford or EQR may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of beneficial interest of the Surviving Trust received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such Rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.


                                   ARTICLE 5
                                   ---------

                              ADDITIONAL COVENANTS
                              --------------------

     5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; WELLSFORD SHAREHOLDERS MEETING AND EQR SHAREHOLDERS MEETING.

          (a) As soon as practicable following the date of this Agreement, Wellsford and EQR shall prepare and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of EQR and Wellsford and such registration statements under the Securities Act and Exchange Act as may be required (collectively, the "Registration Statement"). To the extent practicable, the parties shall utilize one document for transmittal to their respective shareholders to meet applicable legal requirements. Each of Wellsford and EQR shall use its reasonable best efforts to (i) respond to any comments of the SEC and (ii) have the Registration

Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Wellsford and EQR will use its reasonable best efforts to cause the Proxy Statement to be mailed to Wellsford's shareholders and EQR's shareholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party agrees to date its Proxy Statement as of the same date, which shall be the approximate date of mailing to the shareholders of the respective parties. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Prior to mailing the Proxy Statement to their respective shareholders, EQR and Wellsford shall have received the letters from their respective accountants provided for by Section 5.8. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, EQR or Wellsford, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of EQR and the shareholders of Wellsford such amendment or supplement to the Proxy Statement. Wellsford or EQR, whichever shall become the Surviving Trust, also shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of beneficial interest of the Surviving Trust pursuant to the Merger, and the other party shall furnish all information concerning such party and the holders of the shares of beneficial interest of such party and rights to acquire shares of beneficial interest as may be reasonably requested in connection with any such action.

          (b) EQR will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Wellsford), duly call, give notice of, convene and hold a meeting of its shareholders (the "EQR Shareholders Meeting") for the purpose of obtaining the EQR Shareholder Approvals. EQR will, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger, and the transactions contemplated by this Agreement.

          (c) Wellsford will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Wellsford), duly call, give notice of, convene and hold a meeting of its shareholders (the "Wellsford Shareholders Meeting") for the purpose of obtaining Wellsford Shareholder Approvals. Wellsford will, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement; provided, that prior to the Wellsford Shareholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a Superior Acquisition Proposal, the Board of Trustees of

Wellsford determines in good faith that such withdrawal, modification or amendment is appropriate.

          (d) EQR and Wellsford shall use their best efforts to hold their respective shareholder meetings on the same day, which day, subject to the provisions of Sections 5.1(b) and 5.1(c), shall be a day not later than 45 days after the date the Proxy Statement is mailed.

          (e) If on the date for the EQR Shareholders Meeting and Wellsford Shareholders Meeting established pursuant to Section 5.1(d) of this Agreement, either EQR or Wellsford has not received a sufficient number of proxies to approve the Merger (but less than 1/3rd of the outstanding common shares of beneficial interest of such party have voted against the Merger), then both parties shall adjourn their respective shareholders meetings until the first to occur of (i) the date ten (10) days after the originally scheduled date of the shareholders meetings or (ii) the date on which the requisite number of proxies approving the Merger has been obtained or proxies have been received representing more than one-third of its outstanding common shares of beneficial interest which voted against the Merger.

     5.2 ACCESS TO INFORMATION: CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of Wellsford and EQR shall, and shall cause each of its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Wellsford and EQR shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Wellsford and EQR, shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of October 9, 1996 between Wellsford and EQR (the "Confidentiality Agreement").

     5.3  BEST EFFORTS; NOTIFICATION.

          (a) Subject to the terms and conditions herein provided, Wellsford and EQR shall: (i) use all reasonable best efforts to cooperate with one another in
(A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to Wellsford and EQR; and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and trustees of Wellsford and EQR shall take all such necessary action.

          (b) Wellsford shall give prompt notice to EQR, and EQR shall give prompt notice to Wellsford, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.4 COSTS OF TRANSACTION. On the Closing Date, Wellsford and EQR shall execute, and Wellsford shall cause Newco to execute, the Transaction and Termination Costs Agreement in substantially in the form attached as Exhibit "H" hereto (the "Transaction Costs Agreement").

     5.5 TAX TREATMENT. Each of EQR and Wellsford shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(f).

     5.6 PUBLIC ANNOUNCEMENTS. EQR and Wellsford will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Spin-Off, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

     5.7 LISTING. Prior to the Effective Time, EQR or Wellsford (whichever shall be the Surviving Trust), shall use its best efforts to have the NYSE approve for listing, upon official notice of issuance, the shares of beneficial interest to be issued in the Merger.

     5.8  LETTERS OF ACCOUNTANTS.

          (a) Wellsford shall use its reasonable best efforts to cause to be delivered to EQR the "comfort" letter of Ernst & Young, Wellsford's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to EQR, in form and substance reasonably satisfactory to EQR and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          (b) EQR shall use its reasonable best efforts to cause to be delivered to Wellsford the "comfort" letter of Ernst & Young, EQR's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Wellsford, in form and substance reasonably satisfactory to Wellsford and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     5.9 TRANSFER AND GAINS TAXES. EQR and Wellsford shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, the Surviving Trust shall, or shall cause ERP Operating Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of beneficial interests in the Surviving Trust, all Transfer and Gains Taxes.

     5.10  BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.

          (a) BENEFIT PLANS. After the Effective Time, all employees of Wellsford who are employed by the Surviving Trust shall, at the option of the Surviving Trust, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA, of Wellsford which is, at the option of the Surviving Trust, continued by the Surviving Trust, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Trust who were formerly employees of EQR in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by the Surviving Trust after the Effective Time. With respect to each such employee benefit plan, service with EQR or any EQR Subsidiary or with Wellsford or any Wellsford Subsidiary (as applicable) shall be included for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits. With respect to medical benefits provided by the Surviving Trust on and after the Closing Date, coverage that would otherwise be denied due to a preexisting illness shall be provided to those employees who were covered by a plan sponsored by EQR, Wellsford or any of their Subsidiaries before the Closing Date, but only to the extent that such illness was covered under such a plan before the Closing Date.

          (b) SHARE INCENTIVE PLANS. The share incentive plans of Wellsford and EQR, respectively, shall be terminated or continued, as specifically set forth in the Articles of Merger.

          (c) RETENTION PROGRAM. As of the Effective Time, the Surviving Trust shall adopt a severance and retention program (the "Retention Program") with respect to those employees of Wellsford and the Wellsford Subsidiaries set forth in Schedule 5.10 to the Wellsford Disclosure Letter (the "Schedule 5.10 Employees") by issuing to such Schedule 5.10 Employees a letter substantially in the form attached hereto as Exhibit "I" (the "Retention Program Letter"); provided, however, that in no event may the aggregate obligations of Wellsford and the Surviving Trust under the Retention Program exceed $544,575. The Surviving Trust shall maintain the Retention Program in accordance with the terms thereof. In no event shall Wellsford adopt or agree to any other severance or retention program in addition to the Retention Program, except as otherwise specifically set forth in this Agreement. Neither the Retention Program nor any other term of this Agreement shall require the Surviving Trust to continue the employment of any employee of Wellsford after the Effective Time. The Surviving Trust shall pay the amount set forth in Schedule 5.10 to the Wellsford Disclosure Letter to each Schedule 5.10 Employee whose employment is involuntarily terminated by the Surviving Trust without cause prior to such employee's receipt of the Retention Program Letter.

          (d) AGREEMENT OF OPTIONEES. Prior to the Closing, Wellsford shall use its best efforts to obtain the written agreement of each employee (other than the Executives of Wellsford as set forth in Exhibit "J" to this Agreement) holding an option to purchase Wellsford Common Shares described in Schedule 2.3 to the Wellsford Disclosure Letter and of David Kelley to the cancellation of such option at the Effective Time for cash in an amount equal to the difference between $27.50 and the applicable exercise price set forth in such option, multiplied by the number of Wellsford Common Shares subject to such option.

          (e) RELEASE OF SURVIVING TRUST.  At the Closing, each of (i) Jeffrey
H. Lynford, (ii) Edward Lowenthal, and (iii) each of the other Key Executives set forth in Exhibit "J" who have agreed to the conversion of their options to purchase Wellsford Common Shares into options to purchase common shares of Newco, shall release the Surviving Trust from any obligations of Wellsford to him under options to purchase Wellsford Common Shares which are exchanged for or converted into options to purchase common shares of Newco.

          (f) WITHHOLDING. Wellsford shall require each employee who exercises an option to purchase Wellsford Common Shares or who receives Wellsford Common Shares pursuant to any existing commitment to pay to Wellsford in cash or Wellsford Common Shares an amount sufficient to satisfy in full Wellsford's obligation to withhold Taxes incurred by reason of such exercise or issuance.

          (g) EXECUTIVES. The compensation, benefits, payments, accelerations, share options and share appreciation rights of the "Executives" and the trustees of Wellsford, as set forth in Exhibit "J" to this Agreement, shall be satisfied at the Effective Time in accordance with the terms set forth in Exhibit "J" and
Schedule 5.10(g) to the Wellsford Disclosure Letter. For purposes of valuing all existing options to be converted into options to purchase common shares of Newco, Wellsford has utilized the Merrill Lynch trading desk formula pricing model and take into account the number of options held, the exercise price and duration thereof, the volatility of the market price of the shares involved, and other required factors.

          (h) COMMITTEE ACTION. Wellsford shall cause the appropriate committee to take the appropriate action under Wellsford's 1992 Share Option Plan and under its Long-Term Management Incentive Plan to cause each option to purchase Wellsford Common Shares which remains unexercised as of the Effective Time to be amended to adjust the number of shares for which such option is thereafter exercisable and the exercise price by the Exchange Ratio, as provided for in the Articles of Merger.

     5.11  INDEMNIFICATION.

          (a) From and after the Effective Time, the Surviving Trust shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or trustee of Wellsford or any Wellsford Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by Wellsford and the Wellsford Subsidiaries immediately prior to the Effective Time in its Amended and Restated Declaration of Trust and Bylaws, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. In no event shall the Surviving Trust be obligated to provide directors' and officers' liability insurance. If the Surviving Trust has directors and officers' insurance, such insurance shall apply to all directors and officers of the Surviving Trust serving as such during the period such coverage is in effect.

          (b) The Surviving Trust shall continue in force and effect after the Effective Time each Indemnification Agreement between EQR and any Person which was in force and effect immediately prior to the Effective Time.

          (c) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of EQR and Wellsford.

          (d) In the event that the Surviving Trust or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.11, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each trustee and officer covered hereby.

     5.12 CONTRIBUTION AGREEMENT. Wellsford shall cause Newco to execute the Contribution Agreement and any other agreement related to the transactions contemplated hereby to which Newco is a party provided that Wellsford has obtained all material consents required to be obtained by Wellsford and the Wellsford Subsidiaries from third parties in order to perform their respective obligations under the Contribution Agreement and the other agreements contemplated hereby to which Newco is a party. Wellsford shall diligently seek and use its best efforts to obtain such consents prior to the Closing Date. Wellsford shall keep EQR currently apprised of its progress in obtaining such consents. Wellsford shall inform EQR promptly if it appears unlikely that any given consent will be obtained. Wellsford shall cooperate with EQR in taking any action to either obtain such consents or to put Wellsford and the Wellsford Subsidiaries in a position so that such consents are no longer required; provided such action does not cost Wellsford a material amount or materially adversely affect Wellsford and the Wellsford Subsidiaries.

     5.13 DECLARATION OF DIVIDENDS AND DISTRIBUTIONS. From and after the date of this Agreement, Wellsford shall not make any dividend or distribution to its shareholders without the prior written consent of EQR; provided, however, the written consent of EQR shall not be required for the distribution of Newco shares pursuant to the Spin-Off and for the authorization and payment of quarterly distributions with respect to the Wellsford Common Shares of up to $0.485 per share, the Wellsford Series A Preferred Shares of up to $0.4375 per share and the Wellsford Series B Preferred Shares of up to $0.603125 per share; provided, however, the record date for each distribution with respect to the Wellsford Common Shares shall be the same date as the record date for the quarterly distribution for the Common Shares of EQR as provided to Wellsford by notice not less than twenty (20) business days prior to the record date for any quarterly EQR distribution; provided, however, in the event EQR has not notified Wellsford of the record date for a quarterly distribution with respect to the EQR Common Shares for any quarter prior to the last twenty (20) business days of such quarter, Wellsford may authorize a distribution on the Wellsford Common Shares, subject to the terms and conditions of this Section 5.13. Notwithstanding the foregoing, if EQR is to be the Surviving Trust, Wellsford may make distributions to its shareholders in excess of the foregoing amounts without the consent of EQR but only to the extent such distributions are required to comply with the minimum distribution requirements set forth in
Section 857(b) of the Code.

     5.14 CONSULTING AGREEMENTS. ERP Operating Partnership shall enter into a consulting agreement with each of Jeffrey H. Lynford and Edward Lowenthal which shall become effective as of the Effective Time and shall be in substantially the forms attached hereto as Exhibit "K".

     5.15 TRANSFER OF MANAGEMENT COMPANY SHARES. At the Closing, Wellsford shall cause the owners (other than Wellsford or a wholly-owned subsidiary of Wellsford) to transfer to such person or persons as EQR shall designate by written notice delivered to Wellsford prior to the Closing, all of the shares of Wellsford Holly Management Inc. ("Management Corp.") owned by them, constituting all the outstanding shares of the Management Corp. which are not owned by Wellsford or a wholly-owned subsidiary of Wellsford for an aggregate consideration of $1.00, unless Management Corp. was dissolved prior to the Closing Date.

     5.16 TRANSFER OF WELLSFORD ASSETS AFTER EFFECTIVE TIME. Wellsford acknowledges that immediately after the Effective Time, the real properties owned by Wellsford and the Wellsford Subsidiaries and the equity interests in certain of the Wellsford Subsidiaries shall be transferred to ERP Operating Partnership, subject to all liabilities of Wellsford and the Wellsford Subsidiaries, as a capital contribution in exchange for a number of units and preferred units of ERP Operating Partnership equal to the number of common shares of beneficial interest and preferred shares of beneficial interest of the Surviving Trust issued in the Merger to the owners of the shares of beneficial interest of Wellsford in the Merger; provided, however, that Wellsford makes no representation or warranty regarding EQR's ability to accomplish the foregoing, the costs that would be incurred in connection therewith or any consents or approvals that may be required therefor.

     5.17  NOTICES.

          (a) Within the time period provided for in the Amended and Restated Declaration of Trust of the Surviving Trust, the Surviving Trust shall notify the holders of Wellsford Series A Preferred Shares (which have been converted into Series D Preferred Shares of the Surviving Trust) of the conversion rate applicable to such shares after giving effect to the Merger.

          (b) Each party shall provide such notice to its shareholders of the Merger as is required under Maryland law.

     5.18 RESIGNATIONS. On the Closing Date, Wellsford shall cause the trustees, directors and officers of Wellsford and each of the Wellsford Subsidiaries (excluding Newco and its Subsidiaries) to submit their resignations from such positions, effective as of the Effective Time.

     5.19 THIRD PARTY MANAGEMENT AGREEMENTS. Wellsford shall not amend the existing Third Party Management Agreement which provides that such agreement may be cancelled by Wellsford on thirty days' notice or less without any charge, penalty or other cost for such cancellation. Wellsford shall not renew the other existing Third Party Management Agreement which expires in April, 1997 except on terms which permit its cancellation by Wellsford on thirty days' notice or less without any charge, penalty or other cost for such cancellation, and shall not thereafter amend such terms.

     5.20 REPAYMENT OF CERTAIN INDEBTEDNESS. Wellsford covenants that on the Closing Date it shall cause Newco and its Subsidiaries to repay all loans made to any of them by Wellsford or the other Wellsford Subsidiaries and to procure on the Closing Date the unconditional and irrevocable release of Wellsford and such other Wellsford Subsidiaries from any guaranties of the obligations of Newco and its Subsidiaries (whether effected directly or indirectly through the repayment of the indebtedness so guaranteed), other than the guaranties contemplated under the Credit Enhancement Agreement and the Palomino Agreement. Wellsford covenants that it shall cause Newco to apply the Contribution Funds (as defined in the Contribution Agreement) and shall cause Newco to request purchases of shares of Newco under the Newco Stock Purchase Agreement to the extent that Newco does not repay such indebtedness from other sources and obtain such releases by other means.

     5.21 10B-17 NOTICE. Wellsford shall give any notice required under Rule 10b-17 promulgated under the Exchange Act of the record date for determining the holders of Wellsford Common Shares entitled to receive the distribution of the shares of Newco owned by Wellsford. The parties shall co-operate in establishing the date for the Closing Date in order to facilitate compliance with said Rule.

     5.22 DENVER LEASE. Prior to the Closing Date, Wellsford may sublease the office space in Denver, Colorado currently leased by Wellsford (the "Denver Space") to a subtenant with EQR's prior consent, which consent shall not be withheld if such prospective tenant is financially capable of making the rental payments under the sublease. If the Denver Space has not been subleased by Wellsford by the Closing Date, the Surviving Trust shall use reasonable commercial efforts to sublease the Denver Space; provided that the Surviving Trust shall not be required to sublease such space to any Person which is not financially capable of making the payments required under the sublease. Newco may refer potential tenants to the Surviving Trust and may sublease the Denver Space itself. If the Denver Space is not subleased by the Closing Date, but is thereafter subleased by the Surviving Trust, the Surviving Trust shall pay to Newco the present value (determined using an interest rate of 8%) of all base rent payable under such sublease (net of third party brokers' commissions) promptly after such sublease is executed by the parties.

     5.23 NEW YORK LEASE. If prior to the Effective Time Wellsford is unable to obtain the consent of the landlord under the lease of the office space in New York, New York currently leased by Wellsford (the "New York Lease") to either
(a) the assignment of the New York Lease to Newco and the release of the Surviving Trust from all liability under the New York Lease, or (ii) the sublease to Newco of the space leased under the New York Lease, then the Surviving Trust will reasonably co-operate with Newco to provide Newco with the benefits of the New York Lease, including becoming a 50% joint venture partner with Newco in an entity formed to sublease such space.

     5.24 AMENDMENT TO ARTICLES OF WPHC. Prior to the Closing Date, Wellsford shall cause: (a) the Articles of Incorporation of WPHC to be amended so as to provide (i) for two classes of common shares which shall be identical in all respects except that (A) one class shall be voting (the "WPHC Voting Shares") and one class shall be non-voting (the "WPHC Non-Voting Shares"), and (B) each WPHC Non-Voting Share shall be convertible at any time into one WPHC Voting Share, and (ii) that no dividend may be declared or paid on the outstanding shares of either class of common shares of WPHC unless the same dividend is declared on both classes of common shares of WPHC, except that any stock dividend payable solely in common shares of WPHC shall be paid in WPHC Voting Shares, as to such dividends on WPHC Voting Shares, or WPHC Non-Voting Shares, as to dividends on WPHC Non-Voting Shares, and (b) the shares of WPHC owned by Wellsford to be converted or exchanged for 80 WPHC Voting Shares, which shall be contributed to Newco pursuant to the Contribution Agreement, and 20 WPHC Non-Voting Shares, which shall continue to be owned by the Surviving Trust after the Effective Time.

     5.25 COMPLETION OF ARTICLES OF MERGER. If the Closing Date occurs on or after the annual meeting of the shareholders of EQR for 1997, Exhibit "B" to the Articles of Merger shall be completed prior to the execution thereof by the parties in such a manner so that each of Jeffrey H. Lynford and Edward Lowenthal shall be designated as trustees whose terms expire at the annual meeting of the shareholders of the Surviving Trust held in 2000. If the Closing Date occurs before the annual meeting of the shareholders of EQR for 1997, (a) Exhibit "B" to the Articles of Merger shall be completed prior to the execution thereof by the parties in such a manner so that each of Jeffrey H. Lynford and Edward Lowenthal shall be designated as trustees whose terms expire at the annual meeting of the shareholders of the Surviving Trust held in 1998, and (b) Jerry
H. Lynford and Edward Lowenthal shall be designated as management's designees in the Surviving Trust's proxy material for its annual meeting of shareholders held in 1998 to serve as trustees of the Surviving Trust with terms expiring at the annual meeting of shareholders of the Surviving Trust held in 2000. The terms of the remaining trustees of the Surviving Trust shall be completed in Exhibit "B" in the manner designated by EQR.


                                   ARTICLE 6
                                   ---------

                                   CONDITIONS
                                   ----------

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) SHAREHOLDER APPROVALS. This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the Shareholder Approvals.

          (b) LISTING OF SHARES. The NYSE shall have approved for listing the shares of beneficial interest of the Surviving Trust to be issued in the Merger, subject in each case to official notice of issuance.

          (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

          (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

          (e) BLUE SKY LAWS. The Surviving Trust shall have received all state securities or "blue sky" permits and other authorizations necessary to issue shares of beneficial interest to the shareholders of EQR and Wellsford.

          (f) OPINION OF MARYLAND COUNSEL. EQR and Wellsford shall have received the opinion of Ballard Spahr Andrews & Ingersoll to the effect that this Agreement and the Articles of Merger are enforceable under Maryland law, that all requisite approval of the Merger by the shareholders of EQR and Wellsford has been obtained, and as to such other matters as are customary in a transaction such as the Merger.

     6.2 CONDITIONS TO OBLIGATIONS OF EQR. The obligations of EQR to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by EQR:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Wellsford set forth in this Agreement shall be true and correct as of the Closing Date (other than changes thereto which occurred solely by reason of the Spin-Off), as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and EQR shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Wellsford contained herein are so qualified) signed on behalf of Wellsford by the chief executive officer or the chief financial officer of Wellsford, in such capacity, to such effect; provided, however, that no representation or warranty shall be deemed to have been breached as a result of any act of Newco and its Subsidiaries taken or omitted to be taken after the date of this Agreement, if such act or omission was taken or omitted to be taken without causing Newco to breach Section 4.2 of this Agreement. For the purposes of Section 6.2(a), the representations and warranties of Wellsford shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Wellsford Material Adverse Effect.

          (b) PERFORMANCE OF OBLIGATIONS OF WELLSFORD. Wellsford shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and EQR shall have received a certificate signed on behalf of Wellsford by the chief executive officer or the chief financial officer of Wellsford, in such capacity, to such effect. For purposes of this Agreement, the inability of Newco to (i) repay all of the loans and advances made to it by Wellsford or any of the other Wellsford Subsidiaries, after giving effect to all cash to be received by Newco on the Closing Date (including any amounts to be received under the Newco Stock Purchase Agreement), shall be deemed to be a material default, and (ii) the inability of Newco to obtain the unconditional and irrevocable release from any obligations of Newco and its Subsidiaries issued after the date of this Agreement (whether directly through a release or indirectly through the payment of the indebtedness so guaranteed) shall be deemed to be a material default. Notwithstanding the foregoing, if Newco is unable to repay such indebtedness to Wellsford on the Closing Date, after giving effect to all cash to be received by Newco on the Closing Date (including any amounts to be received under the Newco Stock Purchase Agreement), EQR may, at its option, and in lieu of terminating this Agreement, require Newco to execute and deliver to the Surviving Trust a promissory note in the amount of such indebtedness which Newco is unable to pay, payable in twelve (12) equal consecutive monthly installments on the last day of each month, commencing with the month next following the month in which the Merger occurs, together with interest thereon at a rate equal to the Revolver Rate plus 2%, payable with each installment of principal.

          (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Wellsford Material Adverse Change and EQR shall have received a certificate of the chief executive officer or chief financial officer of Wellsford, in such capacity, certifying to such effect.

          (d) OPINIONS RELATING TO REIT AND PARTNERSHIP STATUS. EQR shall have received an opinion of counsel to Wellsford, reasonably satisfactory to EQR, that, commencing with its taxable year ended December 31, 1993, Wellsford was organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (e) OTHER TAX OPINION. EQR shall have received an opinion dated the Closing Date from counsel to EQR, based upon certificates and letters, which letters and certificates are substantially in the form set forth in Exhibit "L" hereto and dated the

     Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

          (f) COMFORT LETTER. EQR shall have received the letter from the accountants for Wellsford required by Section 5.8 hereof.

          (g) OPINION OF COUNSEL. EQR shall have received an opinion from Robinson Silverman Pearce Aronsohn & Berman LLP or other counsel to Wellsford reasonably satisfactory to EQR dated the Closing Date in form and substance reasonably satisfactory to EQR addressing the matters set forth in Exhibit "M" hereto.

          (h) CONSENTS. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an EQR Material Adverse Effect or a Wellsford Material Adverse Effect.

          (i) CONSULTING AGREEMENTS. Jeffrey H. Lynford and Edward Lowenthal shall have executed and delivered their respective Consulting Agreements.

          (j) SHARES OF MANAGEMENT CORP. Unless Management Corp. was dissolved before the Closing Date, the voting shares of Management Corp. shall have been transferred to EQR's designees in accordance with Section 5.15.

          (k) RELEASES. The Key Executives shall have executed the releases described in Section 5.10(e).

          (l) WPHC ARTICLES. The Articles of Incorporation of WPHC shall have been amended as provided in Section 5.24 and immediately prior to the Spin-off, Wellsford's ownership interest in WPHC shall consist solely of 80 WPHC Voting Shares and 20 WPHC Non-Voting Shares.

          (m) CONTRIBUTION AGREEMENT. Wellsford and Newco shall have entered into the Contribution Agreement and each of the transactions contemplated thereby shall have been completed to the extent required to be completed thereunder as of such time.

          (n) NEWCO STOCK PURCHASE AGREEMENT. Newco shall have executed and delivered the Newco Stock Purchase Agreement.

          (o) PALOMINO CREDIT ENHANCEMENT AGREEMENT. Newco shall have executed and delivered the Palomino Credit Enhancement Agreement.

          (p) PALOMINO AGREEMENT. Newco shall have executed and delivered the Palomino Agreement.

          (q) SONTERRA RIGHT OF FIRST OFFER. Newco shall have executed and delivered the Sonterra Right of First Offer Agreement.

          (r) TRANSACTION COSTS AGREEMENT. Each of Wellsford and Newco shall have executed and delivered the Transaction Costs Agreement.

     6.3 CONDITIONS TO OBLIGATIONS OF WELLSFORD. The obligation of Wellsford to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Wellsford:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of EQR set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Wellsford shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of EQR contained herein are so qualified) signed on behalf of EQR by the chief executive officer and the chief financial officer of such party to such effect. For the purposes of this Section 6.3(a), the representations and warranties of EQR shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have an EQR Material Adverse Effect.

          (b) PERFORMANCE OF OBLIGATIONS OF EQR. EQR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Wellsford shall have received a certificate of EQR signed on behalf of EQR by the chief executive officer or the chief financial officer of EQR, in such capacity, to such effect.

          (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no EQR Material Adverse Change and Wellsford shall have received a certificate of the chief executive officer or chief financial officer of EQR, in such capacity, certifying to such effect.

          (d) COMFORT LETTER. Wellsford shall have received the letter from the accountants for EQR required by Section 5.8 hereof.

          (e) OPINION RELATING TO REIT STATUS AND PARTNERSHIP STATUS. Wellsford shall have received an opinion of counsel to EQR, reasonably satisfactory to Wellsford, that, commencing with its taxable year ended December 31, 1993, (A) EQR was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (B) ERP Operating Partnership has been during and since 1993 and continues to be, treated of federal income tax purposes as a partnership, and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (f) OTHER TAX OPINION. Wellsford shall have received an opinion dated the Closing Date from counsel to Wellsford, based upon certificates and letters, which letters and certificates are substantially in the form set forth in Exhibit "N" hereto and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

          (g) OPINION OF COUNSEL. Wellsford shall have received an opinion from Rudnick & Wolfe or other counsel to EQR reasonably satisfactory to Wellsford dated the Closing Date in form and substance reasonably satisfactory to Wellsford addressing the matters set forth in Exhibit "O" hereto dated the Closing Date.

          (h) CONSENTS. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an EQR Material Adverse Effect or a Wellsford Material Adverse Effect.

          (i) CONSULTING AGREEMENT. ERP Operating Partnership shall have executed the Consulting Agreements with each of Jeffrey H. Lynford and Edward Lowenthal.

          (j) NEWCO STOCK PURCHASE AGREEMENT. ERP Operating Partnership shall have executed and delivered the Newco Stock Purchase Agreement.

          (k) PALOMINO CREDIT ENHANCEMENT AGREEMENT. ERP Operating Partnership shall have executed and delivered the Palomino Credit Enhancement Agreement.

          (l) PALOMINO AGREEMENT. ERP Operating Partnership shall have executed and delivered the Palomino Agreement.

          (m) SONTERRA RIGHT OF FIRST OFFER. ERP Operating Partnership shall have executed and delivered the Sonterra Right of First Offer Agreement.

          (n) TRANSACTION COSTS AGREEMENT. EQR shall have executed and delivered the Transaction Costs Agreement.

                                   ARTICLE 7
                                   ---------

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Department, whether before or after either of the Shareholder Approvals are obtained:

          (a) by mutual written consent duly authorized by the respective Boards of Trustees of EQR and Wellsford;

          (b) by EQR, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Wellsford set forth in this Agreement, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by August 1, 1997 (or as otherwise extended);

          (c) by Wellsford, upon a breach of any representation, warranty, covenant obligation or agreement on the part of EQR set forth in this Agreement, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by August 1, 1997 (or as otherwise extended);

          (d) by either EQR or Wellsford, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

          (e) by either EQR or Wellsford, if the Merger shall not have been consummated before August 1, 1997; provided, in the case of termination pursuant to this Section 7.1(e), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section;

          (f) by either EQR or Wellsford if, upon a vote at a duly held Wellsford Shareholders Meeting or any adjournment thereof, Wellsford Shareholder Approvals shall not have been obtained as contemplated by
     Section 5.1;

          (g) by either EQR or Wellsford if, upon a vote at a duly held EQR Shareholders Meeting or any adjournment thereof, the EQR Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

          (h) by Wellsford, if prior to the Wellsford Shareholders Meeting, the Board of Trustees of Wellsford shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Acquisition Proposal;

          (i) by EQR if (i) prior to the Wellsford Shareholders Meeting, the Board of Trustees of Wellsford shall have withdrawn or modified in any manner adverse to EQR its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or (ii) Wellsford shall have entered into a definitive agreement with respect to any Acquisition Proposal; and

          (j) by Wellsford or EQR if the Average Closing Price is less than $37.00 per share; provided, however, any notice of termination given pursuant to this Section 7.1(j) shall be given within three (3) business days after the date that such right of termination accrues.

     7.2 CERTAIN FEES AND EXPENSES. If this Agreement shall be terminated (i) pursuant to Section 7.1(h) or 7.1(i), then Wellsford will pay EQR (provided Wellsford was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) a fee equal to the Break-Up Fee (as defined below), (ii) pursuant to Section 7.1(b) or 7.1(f), then Wellsford will pay EQR (provided Wellsford was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated pursuant to Section 7.1(c) or 7.1(g), then EQR will pay Wellsford (provided EQR was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination), an amount equal to the Break-Up Expenses. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 7.1(a), 7.1(g) or 7.1(j) or EQR's failure to perform its obligations under this Agreement in such a manner so as to entitle Wellsford to terminate this Agreement pursuant to Section 7.1(c)) and at the time of the termination of this Agreement an Acquisition Proposal has been received by Wellsford, and either prior to the termination of this Agreement or within twelve (12) months thereafter Wellsford or any Wellsford Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Wellsford shall pay the Break-Up Fee to EQR. The payment of the Break Up Fee shall be compensation and liquidated damages for the loss suffered by EQR as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of the Break-Up Fee. The Break-Up Fee shall be paid by Wellsford to EQR, or the Break-Up Expenses shall be paid by Wellsford to EQR or EQR to Wellsford (as applicable), in immediately available funds within fifteen (15) days after the date the event giving rise to the obligation to make such payment occurred. As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $14,000,000 plus Break-Up Expenses (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to EQR without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to EQR, and (B) in the event EQR receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that EQR has received a ruling from the IRS holding that EQR's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by EQR of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. Wellsford's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that EQR is not able to receive the full Base Amount, Wellsford shall place the unpaid amount in escrow and shall not release any portion thereof to EQR unless and until Wellsford receives any one or combination of the following: (i) a letter from EQR's independent accountants indicating the maximum amount that can be paid at that time to EQR without causing EQR to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event Wellsford shall pay to EQR the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. The "Break-Up Expenses" payable to EQR or Wellsford, as the case may be (the "Recipient"), shall be an amount equal to the lesser of (i) $2,500,000, (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) and (iii) the sum of (A) the maximum amount that can be paid to the Recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient, and (B) in the event the Recipient receives a Break Up Fee Tax Opinion indicating that the Recipient has received a ruling from the IRS holding that the Recipient's receipt of the Expense Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by the Recipient of the remaining balance of the Expense Fee following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee less the amount payable under clause (A) above. The obligation of EQR or Wellsford, as applicable ("Payor"), to pay any unpaid portion of the Break Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Expense Fee, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives any one or combination of the following: (i) a letter from the Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Recipient without causing the Recipient to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event the Payor shall pay to the Recipient the lesser of the unpaid Expense Fee or the maximum amount stated in the letter referred to in (i) above.

     7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Wellsford or EQR as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of EQR, or Wellsford, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8; provided that (a) if this Agreement is terminated by EQR pursuant to Section 7.1(b), Wellsford shall not be entitled to any of the benefits of Section 7.2, or (b) if this Agreement is terminated by Wellsford pursuant to Section 7.1(c), EQR shall not be entitled to any of the benefits of Section 7.2.

     7.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of their respective Boards of Trustees at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Shareholder Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval.

     7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE 8
                                   ---------

                               GENERAL PROVISIONS
                               ------------------

     8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

          (a)  if to EQR, to:          Equity Residential Properties Trust
                                       Two North Riverside Plaza, Suite 400
                                       Chicago, Illinois  60606
                                       Attention: President
                                       Fax No. (312) 207-5243

               with a copy to:         Equity Residential Properties Trust
                                       Two North Riverside Plaza, Suite 400
                                       Chicago, Illinois  60606
                                       Attention: Bruce C. Strohm, Esq.
                                       Fax No. (312) 454-0039

                                       Rudnick & Wolfe
                                       203 N. LaSalle St., Suite 1800
                                       Chicago, Illinois  60601
                                       Attention: Errol R. Halperin, Esq.
                                       Fax No. (312) 236-7516

          (b)  if to Wellsford, to:    Wellsford Residential Property Trust
                                       610 Fifth Avenue, 7th Floor
                                       New York, New York  10020
                                       Attention: President
                                       Fax No. (212) 333-2323

               with a copy to:         Robinson Silverman Pearce Aronsohn &
                                       Berman LLP
                                       1290 Avenue of the Americas
                                       New York, New York  10104-0053
                                       Attention: Alan S. Pearce, Esq.
                                       Fax No. (212) 541-1411

All notices shall be deemed given only when actually received.

     8.3 INTERPRETATION. When a reference is made in this -Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Wellsford Disclosure Letter, the EQR Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except as provided in
Section 5.10 (with respect to the Schedule 5.10 Employees who do not receive Retention Program Letters) and Section 5.11 ("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies. The Third Party Provisions may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by the trustees of Wellsford who had been trustees of Wellsford prior to the Effective Time.

     8.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Illinois or New York or in any Illinois or New York State court located in Illinois or New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Illinois or New York or any Illinois or New York State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     8.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.10  NON-RECOURSE.

          (a) This Agreement and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of Wellsford by the undersigned in his capacity as a trustee or officer of Wellsford, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of Wellsford dated as of November 2, 1992, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of Wellsford shall be personally bound or have any personal liability hereunder. EQR shall look solely to the assets of Wellsford for satisfaction of any liability of Wellsford with respect to this Agreement and any other agreements to which it is a party. EQR will not seek recourse or commence any action against any of the shareholders of Wellsford or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of Wellsford or seek recourse against any of their personal assets, for the performance or payment of any obligation of Wellsford hereunder or thereunder.

          (b) This Agreement and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of EQR by the undersigned in his capacity as a trustee or officer of EQR, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of EQR dated as of August 10, 1993, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of EQR shall be personally bound or have any personal liability hereunder. Wellsford shall look solely to the assets of EQR for satisfaction of any liability of EQR with respect to this Agreement and any other agreements to which it is a party. Wellsford will not seek recourse or commence any action against any of the shareholders of EQR or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of EQR or seek recourse against any of their personal assets, for the performance or payment of any obligation of EQR hereunder or thereunder.

     IN WITNESS WHEREOF, EQR and Wellsford have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                 EQUITY RESIDENTIAL PROPERTIES
                                 TRUST


                                 By:/s/ Douglas J. Crocker II
                                    ------------------------------------------
                                    Name:  Douglas J. Crocker II
                                         -------------------------------------
                                    Title: Chief Executive Officer & President
                                          ------------------------------------

                                 WELLSFORD RESIDENTIAL PROPERTY
                                 TRUST


                                 By:/s/ Edward Lowenthal
                                    ------------------------------------------
                                    Name:  Edward Lowenthal
                                         -------------------------------------
                                    Title: President
                                          ------------------------------------

                                  EXHIBIT "G"
                                  -----------

                          ADJUSTMENT TO EXCHANGE RATIO
                          ----------------------------

         IF AVERAGE PRICE IS:                      EXCHANGE RATIO IS:
         --------------------                      ------------------
                $40.000                                   0.625
                $39.875                                   0.627
                $39.750                                   0.629
                $39.625                                   0.631
                $39.500                                   0.633
                $39.375                                   0.635
                $39.250                                   0.637
                $39.125                                   0.639
                $39.000                                   0.641
                $38.875                                   0.643
                $38.750                                   0.645
                $38.625                                   0.647
                $38.500                                   0.649
                $38.375                                   0.651
                $38.250                                   0.654
                $38.125                                   0.656
                $38.000                                   0.658
                $37.875                                   0.659
                $37.750                                   0.660
                $37.625                                   0.661
                $37.500                                   0.662
                $37.375                                   0.663
                $37.250                                   0.664
                $37.125                                   0.665
                $37.000                                   0.666

                                      G-1